Free Writing Prospectus
Filed Pursuant to Rule 433
Registration File No. 333-131630

Alternative Loan Trust 2007-OA7

Final Term Sheet

$771,733,100 (Approximate)

CWALT, INC.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the free writing prospectus.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS
Mortgage Pass-Through Certificates, Series 2007-OA7
Distributions payable monthly, beginning April 25, 2007

The following classes of certificates are offered pursuant to this free writing prospectus:

	Initial Class Certificate Balance (1)	Pass-Through Rate(2)		Initial Class Certificate Balance (1)	Pass-Through Rate(2)
Class A-1-A	$235,000,000	Floating	Class M-3	$5,090,000	Floating
Class A-1-B	$181,996,000	Floating	Class M-4	$10,572,000	Floating
Class A-2-A	$55,000,000	Floating	Class M-5	$5,090,000	Floating
Class A-2-B	$118,747,000	Floating	Class M-6	$3,915,000	Floating
Class A-3	$104,248,000	Floating	Class M-7	$6,265,000	Floating
Class A-R	$100	Variable	Class M-8	$3,523,000	Floating
Class M-1	$20,752,000	Floating	Class M-9	$4,307,000	Floating
Class M-2	$17,228,000	Floating
(1) This amount is subject to a permitted variance in the aggregate of plus or minus 10%.

(2) The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based and their initial ratings, are listed in the tables under “Summary—Description of the Certificates” beginning on page S-4 of this free writing prospectus.

Summary

Issuing Entity

Alternative Loan Trust 2007-OA7, a common law trust formed under the laws of the State of New York.

Depositor

CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Originators

Countrywide Home Loans, Inc. originated approximately 77.85% of the initial mortgage loans. The remainder of the initial mortgage loans were originated by various other originators, which, individually, originated less than 10% of the initial mortgage loans.

Master Servicer

Countrywide Home Loans Servicing LP

Trustee

The Bank of New York

Swap Counterparty

Deutsche Bank AG, New York Branch

The NIM Insurer

After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class C-P Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.

Cut-off Date

For any mortgage loan conveyed to the issuing entity on the closing date, the later of March 1, 2007 and the date of origination of that mortgage loan (referred to as the “initial cut-off date”).

For any mortgage loan conveyed to the issuing entity after the closing date, the later of the origination date of that mortgage loan and the first day of the month of the conveyance to the issuing entity.

Closing Date

On or about March 30, 2007.

Pre-Funding

If the aggregate stated principal balance as of the initial cut-off date of the mortgage loans conveyed to the issuing entity on the closing date is less than $783,087,176, an account (the “pre-funding account”) will be established with the trustee on the closing date and funded in an amount equal to the difference (referred to as the “pre-funded amount”). The pre-funded amount will not exceed 25% of the aggregate class certificate balance of all classes of certificates.

Funding Period:

If there is a pre-funded amount deposited into the pre-funding account on the closing date, the funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $150,000 and (y) April 30, 2007.

Use of Pre-Funded Amount:

Any pre-funded amount deposited in the pre-funding account on the closing date is expected to be used to purchase supplemental mortgage loans. Any pre-funded amount not used during the funding period to purchase supplemental mortgage loans will be distributed to holders of the senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Capitalized Interest Account

Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from the mortgage loans to pay all of the interest due on the certificates on the first and possibly second distribution dates. If the pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Restrictions on Supplemental Mortgage Loan Purchases:

Purchases of supplemental mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage loan group following the acquisition of the supplemental mortgage loans, as described in this free writing prospectus.

The Mortgage Loans

The mortgage loans will consist primarily of 30- and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties with an aggregate current principal balance of approximately $702,355,875 as of the initial cut-off date. The mortgage rate on each mortgage loan is fixed during an introductory period of one to three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually.

The depositor believes that the information set forth in this free writing prospectus regarding the initial mortgage loans as of the initial cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date (the initial mortgage loans and any additional mortgage loans delivered on the closing date are referred to as the “closing date mortgage loans”). However, the statistical information presented in this free writing prospectus does not reflect all of the mortgage loans that will be included in the issuing entity. Supplemental mortgage loans may be included during the funding period. In addition, certain initial mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the initial mortgage pool on the closing date. A limited number of mortgage loans may be added to or substituted for the mortgage loans that are described in this free writing prospectus. Any addition or substitution will not result in a material difference in the mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the initial cut-off date, the initial mortgage loans had the following characteristics:

Aggregate Current Principal Balance	$702,355,875
Number of Mortgage Loans	1,626
Average Current Principal Balance	$431,953
Range of Current Principal Balances	$40,600 to $3,020,118
Weighted Average Mortgage Rate less lender paid mortgage insurance	7.810%
Weighted Average Mortgage Rate	7.829%
Range of Mortgage Rates	1.000% to 10.375%
Weighted Average Minimum Mortgage Rate	3.449%
Weighted Average Maximum Mortgage Rate	10.085%
Weighted Average Original Loan-to-Value Ratio	74.84%
Percentage of Mortgage Loans with Original Loan-to-Value Ratios Greater than 80%	6.45%
Geographic Concentrations in excess of 10%:
California	59.37%
Florida	12.12%

Weighted Average Original Term to Stated Maturity	403 months
Weighted Average Remaining Term to Stated Maturity	401 months
Percentage of Mortgage Loans with Prepayment Charges	83.99%
Minimum FICO Score	581
Maximum FICO Score	822
Weighted Average FICO Score of Mortgage Loans with known FICO score	708
Number of Mortgage Loans with Unknown FICO Score	14
Percentage of Mortgage Loans with Unknown FICO Score	0.55%
Weighted Average Gross Margin	3.449%
Maximum Negative Amortization:
110%	17.30%
115%	82.70%
Weighted Average Maximum Negative Amortization	114.14%
Weighted Average Initial Payment Adjustment Date	3/1/08

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance (1)	Type	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
Class A-1-A	$235,000,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA

Class A-1-B	$181,996,000	Senior/Floating Pass-Through Rate/ Super Senior	Aaa	AAA

Class A-2-A	$55,000,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA

Class A-2-B	$118,747,000	Senior/Floating Pass-Through Rate/ Super Senior/Support	Aaa	AAA

Class A-3	$104,248,000	Senior/Floating Pass-Through Rate/ Support	Aaa	AAA

Class A-R	$100	Senior/Variable Pass-Through Rate/ Residual	Aaa	AAA

Class M-1	$20,752,000	Subordinate/Floating Pass-Through Rate	Aaa	AA+

Class M-2	$17,228,000	Subordinate/Floating Pass-Through Rate	Aa1	AA

Class M-3	$5,090,000	Subordinate/Floating Pass-Through Rate	Aa1	AA-

Class M-4	$10,572,000	Subordinate/Floating Pass-Through Rate	Aa2	A+

Class M-5	$5,090,000	Subordinate/Floating Pass-Through Rate	Aa3	A

Class M-6	$3,915,000	Subordinate/Floating Pass-Through Rate	A1	A-

Class M-7	$6,265,000	Subordinate/Floating Pass-Through Rate	A2	BBB+

Class M-8	$3,523,000	Subordinate/Floating Pass-Through Rate	A3	BBB

Class M-9	$4,307,000	Subordinate/Floating Pass-Through Rate	Baa1	BBB-

Non-Offered Certificates (3)

Class C-P(4)	N/A	Residual / Prepayment Charges	N/R	N/R

______________

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the agency was not asked to rate the certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)
The Class C-P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class C-P Certificates is provided only to permit a better understanding of the offered certificates.

(4)
The Class C-P Certificates will be entitled to receive all remaining excess cashflow and all prepayment charges received in respect of the mortgage loans. The Class C-P Certificates will not bear interest.

The certificates will also have the following characteristics:

LIBOR Certificates

Class	Pass-Through Rate On and Before Optional Termination Date (1)	Pass-Through Rate After Optional Termination Date (1)	Accrual Period	Interest Accrual Convention
Class A-1-A	LIBOR + 0.180% (2)	LIBOR + 0.360% (2)	(3)	Actual/360 (4)
Class A-1-B	LIBOR + 0.140% (2)	LIBOR + 0.280% (2)	(3)	Actual/360 (4)
Class A-2-A	LIBOR + 0.210% (2)	LIBOR + 0.420% (2)	(3)	Actual/360 (4)
Class A-3	LIBOR + 0.300% (2)	LIBOR + 0.600% (2)	(3)	Actual/360 (4)
Class M-1	LIBOR + 0.450%	LIBOR + 0.675%	(3)	Actual/360 (4)
Class M-2	LIBOR + 0.500%	LIBOR + 0.750%	(3)	Actual/360 (4)
Class M-3	LIBOR + 0.850%	LIBOR + 1.275%	(3)	Actual/360 (4)
Class M-4	LIBOR + 1.170%	LIBOR + 1.755%	(3)	Actual/360 (4)
Class M-5	LIBOR + 1.350%	LIBOR + 2.025%	(3)	Actual/360 (4)
Class M-6	LIBOR + 1.500%	LIBOR + 2.250%	(3)	Actual/360 (4)
Class M-7	LIBOR + 1.000%	LIBOR + 1.500%	(3)	Actual/360 (4)
Class M-8	LIBOR + 1.000%	LIBOR + 1.500%	(3)	Actual/360 (4)
Class M-9	LIBOR + 1.000%	LIBOR + 1.500%	(3)	Actual/360 (4)
______________
(1)
The pass-through rates on the LIBOR Certificates may adjust monthly based on the level of one-month LIBOR, subject to a cap in the case of the subordinated certificates. LIBOR for the related accrual period is calculated as described under “Description of the Certificates—Determination of LIBOR.”

(2)	Upon the termination of a swap contract, the calculation of interest on the related class of certificates will change to the methodology indicated under the “MTA Certificates” below.

(3)
The accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(4)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable accrual period.

MTA Certificates
Class	Pass-Through Rate/Swap Rate (1)	Accrual Period	Interest Accrual Convention
Class A-1-A	MTA + 0.750%	Calendar Month (2)	30/360 (3)
Class A-1-B	MTA + 0.710%	Calendar Month (2)	30/360 (3)
Class A-2-A	MTA + 0.790%	Calendar Month (2)	30/360 (3)
Class A-2-B	MTA + 0.780%	Calendar Month (2)	30/360 (3)
Class A-3	MTA + 0.890%	Calendar Month (2)	30/360 (3)

(1)
The pass-through rate on the MTA Certificates may adjust annually based on the level of one-year MTA, subject to a cap. MTA for the related interest accrual period is calculated as described under “Description of the Certificates—Determination of MTA.”

(2)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

Other Certificates

Class	Pass-Through Rate	Accrual Period	Interest Accrual Convention
Class A-R	(1)	calendar month (2)	30/360 (3)
Class C-P (4)	N/A	N/A	N/A

(1)
The pass-through rate for the Class A-R Certificates for the accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans.

(2)	The accrual period for any distribution date will be the calendar month before the month of that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

(4)
The Class C-P Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class C-P Certificates is provided only to permit a better understanding of the offered certificates

Designations

We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the offered certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B, Class A-3 and Class A-R Certificates
Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates
LIBOR Certificates	Class A-1-A, Class A-1-B Class A-2-A and Class A-3 Certificates, in each case, so long as the related swap contract has not terminated, and the Subordinated Certificates
MTA Certificates	Class A-1-A, Class A-1-B, Class A-2-A and Class A-3 Certificates, in each case, if the related swap contract has terminated, and the Class A-2-B Certificates
Offered Certificates	Senior Certificates and Subordinated Certificates
Non-Offered Certificates	Class C-P Certificates
Swap Certificates	Class A-1-A, Class A-1-B, Class A-2-A and Class A-3 Certificates, in each case, so long as the related swap contract has not terminated
Record Date

LIBOR Certificates:

The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.

MTA Certificates and Class A-R Certificates:

The last business day of the month preceding the month of the distribution date, or in the case of the first distribution date, the closing date.

Denominations

Offered Certificates other than the Class A-R Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, and through Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on April 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Last Scheduled Distribution Date

The last scheduled distribution date for the offered certificates is the distribution date in May 2047. Since the rate of distributions in reduction of the class certificate balance of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Payments

The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table above.

On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:

•
the interest that has accrued at the related pass-through rate during the related accrual period on the class certificate balance of that class of certificates immediately prior to that distribution date, and

•	any interest due on a prior distribution date that has not been paid (sometimes refer to as interest carry forward amount),

minus,

•
any net deferred interest allocated to that class of certificates on that distribution date; provided, however, that the interest entitlement of a class of swap certificates will not be reduced by net deferred interest.

Net Deferred Interest

For any distribution date, the amount of the net deferred interest that will be allocated to the classes of certificates will equal the excess, if any, of:

•	the interest deferred on the mortgage loans from the previous due date to the due date related to that distribution date over

•
the amount of principal prepayments and subsequent recoveries received on the mortgage loans during the prepayment period and due period related to that distribution date (this excess amount is referred to as the “net deferred interest”).

For any distribution date, the net deferred interest on the mortgage loans will be allocated to each class of certificates in an amount equal to the excess, if any, of:

•	the amount of interest accrued on the class of certificates at its pass-through rate during the accrual period related to that distribution date, over

•	the amount of current interest that would have accrued had the pass-through rate for that class of certificates equaled the adjusted cap rate for that distribution date.

The net deferred interest allocated to a class of certificates will be added as principal to the outstanding class certificate balance of such class of certificates; provided that the net deferred interest allocable to a class of swap certificates will not be added to the class certificate balance thereof, but will instead be allocated to the related swap contract as swap principal. For purposes of determining the amount of net deferred interest to be allocated to a class of swap certificates, the pass-through rate applicable to that class of swap certificates will be the pass-through rate that applies when the related swap contract has been terminated.

Net Rate Carryover

If the pass-through rate on a class of MTA Certificates or Subordinated Certificates for the accrual period related to a distribution date is limited by the related net rate cap, any resulting interest shortfall (referred to as “net rate carryover”) and the swap shortfall amounts may be paid from excess cashflow as described below under “—Excess Cashflow.”

Swap Contracts

Countrywide Home Loans has entered into four interest rate swap contracts referred to as the Class A-1-A swap contract, the Class A-1-B swap contract, the Class A-2-A swap contract and the Class A-3 swap contract, as applicable, or collectively the swap contracts. Each class of swap certificates is related to the swap contract with the same alpha-numeric designation. The swap contracts will be assigned to The Bank of New York, in its capacity as swap contract administrator, on the closing date.

On each distribution date on or prior to the termination of the related swap contract, the swap contract administrator will be obligated to pay to the swap counterparty an amount equal to the sum of (a) the related swap fee for such distribution date, (b) the related swap shortfall amount for such distribution date and (c) the sum of (i) distributions of principal and excess cashflow in respect of the related swap principal amount and (ii) interest on the related swap principal amount at the related swap rate for such distribution date. On the business day preceding each distribution date on or prior to the termination of the related swap contract, the swap counterparty will be obligated to pay to the swap contract administrator an amount equal to the product of (a) the sum of (i) One-Month LIBOR and (ii) the pass-through margin for the related class of swap certificates as listed in the table “LIBOR Certificates” on page S-4, (b) a notional amount equal to the class certificate balance of the related class of swap certificates immediately prior to such distribution date and (c) the actual number of days in the related accrual period divided by 360.

The swap fee payable to the swap counterparty in respect of a swap contract on each distribution date prior to the termination of the related swap contract is an amount equal to (i) the product of (a) the related swap rate for such class of swap certificates, (b) the class certificate balance of the related class of swap certificates immediately prior to such distribution date and (c) the number of days in the related accrual period divided by 360 (calculated on the basis of a 360 day year consisting of twelve 30-day months), minus (ii) any net deferred interest allocated to the related class of swap certificates on such distribution date.

For the accrual period for any distribution date, the swap rate for a class of swap certificates will be the lesser of (a) the sum of (i) One-Year MTA and (ii) the related pass-through margin listed in the table “MTA Certificates” on page S-4, and (b) the related net rate cap that would be applicable if that class of swap certificates were to be MTA Certificates.

On any distribution date, the swap shortfall amount for any swap contract is an amount equal to the sum of (i) the excess, if any, of (a) the related swap fee for the accrual period related to such distribution date calculated without regard to the limitation on the related swap rate due to the related net rate cap over (b) the actual swap fee for the accrual period related to such distribution date and (ii) the unpaid portion of any such excess from previous distribution dates (and interest accrued thereon at the related swap rate for that swap contract without giving effect to the net rate cap).

The swap principal amount for any swap contract is equal to the aggregate amount of net deferred interest allocated to that swap contract, minus the aggregate amount of distributions to the related swap account in reduction of that swap principal amount.

On each distribution date, to the extent that the amount payable by the swap contract administrator exceeds the amount payable by the swap counterparty under the related swap contract, the trustee, in its capacity as trustee of the swap trust, will remit the amount of that excess to the swap contract administrator for payment to the swap counterparty from funds on deposit in the related swap account. To the extent that the amount payable by the swap counterparty under a swap contract exceeds the amount payable by the swap contract administrator under that swap contract, the swap counterparty will be required to pay to the swap contract administrator, on the business day preceding such distribution date, the amount of that excess. Any net payment received by the swap contract administrator from the swap counterparty will be allocated to the related swap account to be used to make distributions on the related class of swap certificates. Any such allocation will not be available to cover any amounts on any other class of certificates.

Principal Payments

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus. The priority of distributing principal among the classes of certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described under the next heading are subtracted):

•
all scheduled installments of interest (after taking into account reductions due to deferred interest on the mortgage loans) and principal due and received on the mortgage loans in the applicable period, together with any advances with respect to them;

•
all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•
net proceeds from the liquidation of defaulted mortgage loans, by foreclosure or otherwise during the calendar month preceding the month of the distribution date (to the extent the amounts do not exceed the unpaid principal balance of the mortgage loan, plus accrued interest);

•	subsequent recoveries with respect to the mortgage loans;

•
partial or full prepayments collected on the mortgage loans during the applicable period, together with interest paid in connection with the prepayments (other than certain excess amounts payable to the master servicer) and the compensating interest;

•
any substitution adjustment amounts or purchase price in respect of a deleted mortgage loan or a mortgage loan repurchased by a seller or purchased by the master servicer during the applicable period; and

•	on the first distribution date after the end of the funding period, any amount on deposit in the pre-funding account.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•
the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class C-P Certificates); and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.

Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by a per annum rate (referred to as the master servicing fee rate) which equals 0.375% and 0.377% with respect to approximately 95.17% and 4.83% of the initial mortgage loans, respectively, by aggregate stated principal balance of the mortgage loans as of the initial cut-off date. The amount of the master servicing fee is subject to adjustment with respect to certain prepaid mortgage loans, as described in this free writing prospectus.

Additional Servicing Compensation:

The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.

Source and Priority of Payments:

The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Distributions; Distributions of Interest

In general, on any distribution date, interest funds will be distributed in the following order:

•
prior to the termination of the swap contracts, concurrently, to each swap account, the amount of the swap fee payable to the swap counterparty under the related swap contract with respect to such distribution date, pro rata, based on the swap fee for each swap contract;

•
prior to the termination of the swap contracts, concurrently, to each swap account, interest on the related swap principal amount at the related swap rate for that distribution date, pro rata, based on their respective entitlements;

•
concurrently, to each class of MTA Certificates, if any, current interest and interest carry forward amounts, pro rata, based on their respective entitlements, provided, however, that if a swap termination payment (other than a swap termination payment due to a swap counterparty trigger event) is due to the swap counterparty pursuant to the terms of a swap contract, then any amounts of current interest and interest carry forward amount that would be distributed to the related class of MTA Certificates will instead be distributed, up to the amount of such swap termination payment, to the related swap account;

•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, current interest for each such class; and

•	any remaining interest funds, as part of excess cashflow.

Priority of Distributions; Distributions of Principal

Effect of the Stepdown Date if a Trigger Event is not in Effect

On any distribution date on or after the stepdown date (and so long as no trigger event is in effect), instead of allocating all amounts distributable as principal on the certificates to the senior classes of certificates and swap principal amounts until those senior classes and swap principal amounts are paid in full, a portion of those amounts distributable as principal will be allocated to the subordinated certificates.

The amount allocated to each class of certificates on or after the stepdown date and so long as a trigger event is not in effect will be based on the targeted level of overcollateralization and subordination for each class of certificates for that distribution date.

Trigger Events:

A “trigger event” refers to certain specified levels of losses and/or delinquencies on the mortgage loans. Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates and to the swap principal amounts until such certificates and amounts are reduced to zero, before any distributions of principal are made on the subordinated certificates.

The Stepdown Date:

The stepdown date will be the earlier of:

•
the distribution date immediately following the distribution date on which the sum of (i) the aggregate class certificate balance of the senior certificates and (ii) each swap principal amount, if any, is reduced to zero; and

•
the later of: (a) the April 2010 distribution date and (b) the first distribution date on which the sum of (i) the aggregate class certificate balance of the senior certificates and (ii) each swap principal amount, if any, is less than or equal to (1) prior to the distribution date in April 2013, approximately 71.875% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period) and (2) on or after the distribution date in April 2013, approximately 77.500% of the aggregate stated principal balance of the mortgage loans as of the due date in the month of that distribution date (after giving effect to principal prepayments received in the related prepayment period).

On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following order:

•	to the classes of senior certificates and the swap accounts, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•
from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of excess cashflow.

On any distribution date on or after the stepdown date and so long as a trigger event is not in effect, the principal distribution amount will be distributed in the following order:

•
in an amount up to the senior principal distribution target amount, to the classes of senior certificates and the swap accounts, as described under “Priority of Payments; Distributions of Principal to the Senior Certificates” below;

•
from the remaining principal distribution amount, sequentially, in order of their distribution priorities, to each class of subordinated certificates, the subordinated class principal distribution target amount for each such class, until their respective class certificate balances are reduced to zero; and

•	any remaining principal distribution amount, as part of excess cashflow.

Priority of Payments; Distributions of Principal to the Senior Certificates

On any distribution date when distributions of principal are made to a swap account and the senior certificates, the distributions will be distributed in the following order of priority:

•	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

•
concurrently and on a pro rata basis based on (1) the aggregate swap principal amount for such distribution date and (2) the aggregate class certificate balance of the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, as follows:

(1)	concurrently, to each swap account, pro rata, based on the related swap principal amount, an amount up to the related swap principal amount, and

(2)	concurrently, to the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses on the mortgage loans will be allocated in the following order of priority:

•
to the subordinated certificates in the reverse order of their distribution priority, beginning with the class of subordinated certificates outstanding with the lowest distribution priority, until their respective class certificate balances are reduced to zero,

•
concurrently, to the Class A-3 Certificates and the Class A-3 swap principal amount, pro rata, based on class certificate balance or amount, as applicable, until that class certificate balance or amount, as applicable, is reduced to zero,

•
concurrently, to the Class A-2-A Certificates, the Class A-2-A swap principal amount and the Class A-2-B Certificates, pro rata, based on class certificate balances or amount, as applicable, until that class certificate balance or amount, as applicable, is reduced to zero, and

•
concurrently, to the Class A-1-A Certificates and to the Class A-1-B Certificates and the Class A-1-A swap principal amount and Class A-1-B swap principal amount, pro rata, based on class certificate balances or amounts, as applicable, until the class certificate balances or amounts, as applicable, is reduced to zero.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the sum of the aggregate class certificate balance of the offered certificates and the aggregate swap principal amount, if any.

On the closing date, the aggregate stated principal balance of the initial mortgage loans and the pre-funded amount is expected to exceed the initial aggregate class certificate balance of the offered certificates by approximately 1.45% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the pre-funded amount.

The mortgage loans are expected to generate more interest than is needed to pay swap fees, interest on the applicable interest-bearing classes of certificates, interest on the swap principal amounts and the fees and expenses payable by the issuing entity.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans if those losses are not otherwise covered by excess cashflow (if any). The required level of overcollateralization may change over time.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest funds and principal funds have been distributed.

On any distribution date, the excess cashflow (if any) will be distributed in the following order:

•
concurrently, to each swap account up to the related swap principal amount and to the classes of certificates that are entitled to receive principal on that distribution date to the extent necessary to restore or maintain the required level of overcollateralization;

•	to the classes of senior certificates and to the swap accounts in the following order:

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Class A-1-A swap account and Class A-1-B swap account, pro rata based on the unpaid realized loss amount allocated to each class and each swap principal amount, respectively, in an amount up to the unpaid realized loss amount allocated to such class and such amount, respectively,

•
concurrently, to the Class A-2-A and Class A-2-B Certificates and to the Class A-2-A swap account, pro rata based on the unpaid realized loss amount allocated to each classes and the swap principal amount, respectively, in an amount up to the unpaid realized loss amount allocated to each such class and such amount, respectively, and

•
concurrently, to the Class A-3 Certificates and to the Class A-3 swap account, pro rata based on the unpaid realized loss amount allocated to such class and the Class A-3 swap principal amount, respectively, in an amount up to the unpaid realized loss amount allocated to such class and such amount, respectively,

•
sequentially, in order of their distribution priorities, to each class of subordinated certificates, in each case first in an amount up to any interest carry forward amount and then in an amount up to the unpaid realized loss amount for each such class;

•
concurrently, to each class of MTA certificates and each swap account, as applicable, and each class of subordinated certificates, pro rata based on their respective class certificate balances (or, in the case of the swap accounts, the class certificate balance of the related class of swap certificates) to the extent needed to pay any unpaid net rate carryover for each such class and any unpaid swap shortfall amount for the related swap contract; and then any excess cashflow remaining will be distributed to each class of MTA certificates and each swap account, as applicable, and each class of subordinated certificates with respect to which there remains any unpaid net rate carryover, pro rata, based on the amount of such remaining unpaid net rate carryover and remaining unpaid swap shortfall amount, provided, however, that if a swap termination payment (other than a swap termination payment due to a swap counterparty trigger event) is due to the swap counterparty, then any amounts of unpaid net rate carryover that would be distributed to the related class of MTA certificates will instead be distributed, up to the amount of such swap termination payment, to the related swap account;

•
concurrently, to each swap account, pro rata based on entitlement, up to the amount of any related unpaid swap termination payment due to the swap counterparty as a result of a swap counterparty trigger event; and

•	to the Class C-P and Class A-R Certificates, as specified in the pooling and servicing agreement.

Subordination

The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.

The senior certificates will have a distribution priority over the subordinated certificates. Within the classes with an “M” designation, the distribution priority is in numerical order.

Once the protection provided by excess cashflow and overcollateralization is exhausted, subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans first, among the subordinated certificates, beginning with the class of subordinated certificates then outstanding with the lowest distribution priority, and second to the senior certificates in accordance with the priorities set forth above under “—Applied Realized Loss Amounts.”

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute with a replacement mortgage loan, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of that mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan.

The master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more. In addition, if a mortgage loan becomes subject to a repurchase obligation of an unaffiliated seller to Countrywide Home Loans due to a delinquency on a scheduled payment due on or prior to the first scheduled payment owing to the issuing entity, the master servicer will have the option to purchase that mortgage loan until the 270th day following the date on which that mortgage loan becomes subject to that repurchase obligation.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).

Optional Termination

The holder of the largest percentage interest of the Class C-P Certificates (the directing holder) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of (x) the aggregate stated principal balance of the closing date mortgage loans as of the initial cut-off date and (y) the amount deposited in the pre-funding account on the closing date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Tax Status

For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund and the swap trust) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class A-R Certificates, will represent the regular interests in the master REMIC. The offered certificates (other than the Class A-R Certificates) will also represent the right to receive net rate carryover payments, and, in addition to representing the right to receive net rate carryover payments, each class of swap certificates will also represent certain rights and deemed obligations with respect to the related swap contract. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

The swap trust, the swap contracts and the swap accounts will not constitute any part of any REMIC created under the pooling and servicing agreement.

ERISA Considerations

The Class A-1-A and Class A-1-B Certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of the benefit plan, so long as certain conditions are met, and provided that, so long as the Class A-1-A or Class A-1-B swap contract are in effect, such purchase or holding of the related certificates is also eligible for exemptive relief available under a class exemption or a statutory exemption.

A fiduciary of such plans or arrangements must determine that the purchase of a certificate is consistent with its fiduciary duties and does not result in a nonexempt prohibited transaction under applicable law.

The offered certificates (other than the Class A-1-A and Class A-1-B Certificates) may not be purchased or held by employee benefit plans or other retirement arrangements subject to the Employee Retirement Income Security Act of 1974 or Section 4975 of the Internal Revenue Code of 1986, unless such purchase or holding is made by an insurance company using funds contained in an insurance company general account and so long as certain requirements are met.

Legal Investment

The senior certificates and the Class M-1, Class M-2, Class M-3, Class M-4, and Class M-5 Certificates will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

The Mortgage Pool

Statistical Information

The information in Annex A sets forth certain characteristics of the Initial Mortgage Loans as of the initial cut-off date. Other than with respect to rates of interest, percentages (approximate) are stated by the aggregate Stated Principal Balance of the Initial Mortgage Loans as of the initial cut-off date. The sum in any column of the following tables may not equal the indicated value due to rounding. In addition, each weighted average FICO credit score set forth below has been calculated without regard to any Initial Mortgage Loan for which the FICO credit score is not available.

Servicing of Mortgage Loans

Servicing Compensation and Payment of Expenses

The “Expense Fee Rate” is the per annum rate at which the expense fees accrue on the principal balance of each Mortgage Loan. The expense fees with respect to the mortgage pool are payable out of the interest payments on each Mortgage Loan.

The expense fees consist of:

•
the master servicing fee payable to the master servicer in respect of its servicing activities (the “Master Servicing Fee”) with respect to each Mortgage Loan, equal to one-twelfth of the stated principal balance of that Mortgage Loan multiplied by the Master Servicing Fee Rate,

•	fees payable to the trustee in respect of its activities as trustee under the pooling and servicing agreement, and

•	lender paid mortgage insurance premiums, if any.

The “Master Servicing Fee Rate” is 0.375% and 0.377% per annum with respect to approximately 95.17% and 4.83% of the Mortgage Loans, respectively, by aggregate Stated Principal Balance of the Initial Mortgage Loans as of the initial cut-off date.

In cases where a Mortgage Loan is being directly serviced by a subservicer, the subservicer will be entitled to a portion of the Master Servicing Fee. The master servicer is obligated to pay some but not all ongoing expenses associated with the issuing entity and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement and those amounts will be paid by the master servicer out of the Master Servicing Fee. The amount of the Master Servicing Fee is subject to adjustment with respect to prepaid Mortgage Loans, as described under “—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans” in this free writing prospectus. The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges) and all reinvestment income earned on amounts on deposit in the Certificate Account and Distribution Account and Excess Proceeds with respect to the Mortgage Loans as described under “Description of the Certificates—Fees and Expenses.”

Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans

When a borrower prepays a Mortgage Loan between Due Dates, the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter. Except with respect to the month of the cut-off date, principal prepayments by borrowers received by the master servicer from the first day through the fifteenth day of a calendar month will be distributed to certificateholders on the Distribution Date in the same month in which the prepayments are received and, accordingly, no shortfall in the amount of interest to be distributed to certificateholders with respect to prepaid Mortgage Loans results. Conversely, principal prepayments by borrowers received by the master servicer from the sixteenth day (or, in the case of the first Distribution Date, from March 1, 2007) through the last day of a calendar month will be distributed in the month following the month of receipt and, accordingly, a shortfall in the amount of interest to be distributed to certificateholders with respect to the prepaid Mortgage Loans would result. Pursuant to the pooling and servicing agreement, the Master Servicing Fee for any month will be reduced by an amount sufficient to pass through to the related certificateholders the full amount of interest to which they would be entitled for each related prepaid Mortgage Loan on the related Distribution Date. However, the Master Servicing Fee on a Distribution Date will only be reduced by not more than one-half of the Master Servicing Fee for that Distribution Date for the Mortgage Loans (the “Compensating Interest”).

If shortfalls in interest as a result of prepayments on the Mortgage Loans in any Prepayment Period exceed the Compensating Interest for the related Distribution Date, the amount of interest distributed to certificateholders will be reduced by the amount of the excess.

Certain Modifications and Refinancings

Countrywide Home Loans will be permitted under the pooling and servicing agreement to solicit borrowers for reductions to the Mortgage Rates of their respective Mortgage Loans. If a borrower requests such a reduction, the master servicer will be permitted to agree to the rate reduction provided that Countrywide Home Loans purchases the Mortgage Loan from the issuing entity immediately following the modification. Any purchase of a Mortgage Loan subject to a modification will be for a price equal to 100% of the Stated Principal Balance of that Mortgage Loan, plus accrued and unpaid interest on the Mortgage Loan up to the next Due Date at the applicable net mortgage rate, net of any unreimbursed advances of principal and interest on the Mortgage Loan made by the master servicer. Countrywide Home Loans will remit the purchase price to the master servicer for deposit into the Certificate Account within one business day of the purchase of that Mortgage Loan. Purchases of Mortgage Loans may occur when prevailing interest rates are below the interest rates on the Mortgage Loans and borrowers request modifications as an alternative to refinancings. Countrywide Home Loans will indemnify the issuing entity against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any modification or purchase.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.

The Mortgage Pass-Through Certificates, Series 2007-OA7 will consist of the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B, Class A-3, Class A-R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class C-P Certificates. Only the classes of certificates identified on the cover page hereof as offered certificates are offered by this free writing prospectus (the “offered certificates”).

When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B, Class A-3 and Class A-R Certificates
Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates
LIBOR Certificates	Class A-1-A, Class A-1-B, Class A-2-A and Class A-3 Certificates, in each case, so long as the related swap contract has not terminated, and the Subordinated Certificates

Designation	Classes of Certificates
MTA Certificates	Class A-1-A, Class A-1-B, Class A-2-A and Class A-3 Certificates, in each case, if the related Swap Contract has terminated, and the Class A-2-B Certificates
Offered Certificates	Senior Certificates and Subordinated Certificates
Non-Offered Certificates	Class C- P Certificates
Swap Certificates	Class A-1-A, Class A-1-B, Class A-2-A and Class A-3 Certificates, in each case, so long as the related Swap Contract has not terminated
The certificates are generally referred to as the following types:

Class	Type
Class A-1-A and Class A-1-B Certificates	Senior/Floating Pass-Through Rate/Super Senior
Class A-2-A and Class A-2-B Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support
Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support
Class A-R Certificates	Senior/Variable Pass-Through Rate/Residual
Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates	Subordinate/Floating Pass-Through Rate

The Class C-P Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans, and such amounts will not provide credit enhancement for, and will not be available for distribution to, the other classes of certificates. The Class C-P Certificate also are entitled to receive any remaining excess cash flow as described in this free writing prospectus. The classes of offered certificates will have the respective initial Class Certificate Balances set forth on the cover page of this free writing prospectus. The initial Class Certificate Balances may vary in the aggregate by plus or minus 10%. Any information presented in this free writing prospectus with respect to the private certificates is provided only to permit a better understanding of the offered certificates.

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of offered certificates as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:

•	all amounts previously distributed to holders of certificates of the class as scheduled and unscheduled payments of principal; and

•	the Applied Realized Loss Amounts allocated to the class;

and, increased by

•
the amount of Net Deferred Interest incurred by the Mortgage Loans and allocated to such class of certificates, as described in this free writing prospectus under “Description of the Certificates—Interest”; provided that, the Net Deferred Interest allocable to a class of Swap Certificates will not be added to the Class Certificate Balance thereof;

provided, however, that the Class Certificate Balance of the classes to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority from highest to lowest, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Pooling and Servicing Agreement—Realization Upon Defaulted Mortgage Loans—Application of Liquidation Proceeds” in the prospectus.

Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal payments on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above. Additionally, holders of such certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any accrual period preceding the Distribution Date on which such increase occurs.

Book-Entry Certificates; Denominations

The offered certificates, other than the Class A-R Certificates, will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Each class of book-entry certificates will be issued as one or more certificates that in the aggregate will equal the initial Class Certificate Balance of each class of certificates and that will be held by a depository, which will initially be a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository, as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and integral multiples of $1 in excess thereof. The depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities—Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the issuing entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities—Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Determination of LIBOR

The LIBOR Certificates will bear interest during each Accrual Period thereafter at the applicable rate determined as described under “—Interest” below. “LIBOR” applicable to an Accrual Period for the LIBOR Certificates will be determined on the second business day prior to the commencement of that Accrual Period (a “LIBOR Determination Date”). On each LIBOR Determination Date, the trustee, as calculation agent, will establish LIBOR for the related Accrual Period on the basis of the rate for one-month deposits in U.S. dollars quoted on the Bloomberg Terminal for that LIBOR Determination Date.

If on any LIBOR Determination Date, the calculation agent is unable to calculate LIBOR in accordance with the method set forth in the immediately preceding paragraph, LIBOR for the related Accrual Period will be calculated in accordance with the method described in the prospectus under “Description of the Securities—Indices Applicable to Floating Rate and Inverse Floating Rate Classes—BBA Method.”

If on the initial LIBOR Determination Date, the calculation agent is required but unable to determine LIBOR in the manner provided in this free writing prospectus, LIBOR for the next Accrual Period will be 5.323%.

Determination of One-Year MTA

The MTA Certificates will bear interest during each interest accrual period at the applicable rate determined as described under “—Interest” below.

“One-Year MTA” is a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury Securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15)”. The One-Year MTA used for each interest accrual period will be the most recent One-Year MTA figure available as of fifteen days prior to the commencement of that interest accrual period (a “One-Year MTA Determination Date”).

If One-Year MTA is no longer available, the calculation agent will choose a new index for the MTA Certificates that is based on comparable information. When the calculation agent chooses a new index for the MTA Certificates, it will increase or decrease the related Pass-Through Margins by the difference between the average One-Year MTA for the final three years it was in effect and the average of the most recent three years for the replacement index. The Pass-Through Margins will be increased by that difference if the average One-Year MTA is greater than the average replacement index, and the Pass-Through Margins will be decreased by that difference if the replacement index is greater than the average One-Year MTA.

If on the initial One-Year MTA Determination Date, the calculation agent is required but unable to determine One-Year MTA in the manner provided in this free writing prospectus, One-Year MTA for the next Accrual Period will be 5.015%.

 Payments on Mortgage Loans; Accounts

Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, F.S.B., which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the initial cut-off date or supplemental cut-off date, as applicable (other than in respect of principal and interest due on the Mortgage Loans on or before the initial cut-off date or supplemental cut-off date, as applicable) and the following amounts required to be deposited under the pooling and servicing agreement:

•	all payments on account of principal on the Mortgage Loans, including Principal Prepayments;

•	all payments on account of interest on the Mortgage Loans, net of the related master servicing fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums;

•	all payments on account of prepayment charges on the Mortgage Loans;

•
all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•
any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from any mortgaged property that the master servicer or its designee has acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”);

•	all Substitution Adjustment Amounts; and

•	all Advances made by the master servicer.

Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors—Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.

The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:

•
to pay to the master servicer the master servicing fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”;

•
to reimburse each of the master servicer and the trustee for unreimbursed Advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan(s) in respect of which any such Advance was made;

•
to reimburse each of the master servicer and the Trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable Advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•
to reimburse the master servicer for any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•
to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase;

•	to reimburse the sellers, the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•
to withdraw an amount equal to the sum of (a) the Available Funds, (b) any Prepayment Charges received and (c) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.

The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.

Distribution Account. On or before the business day immediately preceding each Distribution Date, the master servicer will withdraw from the Certificate Account the amount of Available Funds, any Prepayment Charges received and the Trustee Fee and will deposit those amounts in an account established and maintained with the trustee on behalf of the certificateholders (the “Distribution Account”). Upon termination of the Funding Period, the trustee will deposit into the Distribution Account any amounts remaining in the Pre-Funding Account, other than the investment earnings, for distribution to the certificateholders. The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.

The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders and each Swap Account as described below under “—Distributions” and may from time to time make withdrawals from the Distribution Account:

•	to pay the Trustee Fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•
to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.

The Swap Accounts

The trustee, in its capacity as trustee of the swap trust, will establish and maintain a separate swap account on behalf of the holders of each class of Swap Certificates and the Swap Counterparty (the “Swap Accounts”). With respect to each Distribution Date, the trustee will deposit into each Swap Account (i) any Interest Funds, Principal Remittance Amount and Excess Cashflow that is to be remitted to the Swap Contract Administrator for payment to the Swap Counterparty with respect to the related Swap Contract, and (ii) any amounts received from the Swap Contract Administrator in respect of any payment received from the Swap Counterparty under the related Swap Contract, each as described below under “—The Swap Contracts.”

With respect to each Distribution Date, following the deposits to each Swap Account described in the preceding paragraph, the trustee will make corresponding withdrawals from each Swap Account for remittance to the Swap Contract Administrator for payment of any Net Swap Payment and Swap Termination Payment owed under the related Swap Contract to the Swap Counterparty and distribution to the holders of the related Swap Certificates, as described below under “—The Swap Contracts.”

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, Pre-funding Account and the Capitalized Interest Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-funding Account or the Capitalized Interest Account in respect of the investments will be deposited by the depositor into the Pre-funding Account or the Capitalized Interest Account, as applicable out of the depositor’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-funding Account or the Capitalized Interest Account and made in accordance with the pooling and servicing agreement.

Carryover Reserve Fund. The pooling and servicing agreement requires the trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the trustee on behalf of the holders of the offered certificates. On the closing date, the depositor will deposit or cause to be deposited $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC. Funds in the Carryover Reserve Fund may be invested in permitted investments at the direction of the holders of the Class C-P Certificates. If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in The Bank of New York cash reserves. Any net investment earnings will be retained in the Carryover Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Carryover Reserve Fund in respect of the investment will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the pooling and servicing agreement.

Swap Accounts. Funds in the Swap Accounts will not be invested.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:
Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan.	Monthly
	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly
	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time
Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly
Expenses
Insured expenses / Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)

Time to time
Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

__________
(1)
If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)
The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum or 0.377% per annum as described under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses.” The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full, as described in this free writing prospectus under “Servicing of Mortgage Loans—Adjustment to Servicing Compensation in Connection with Certain Prepaid Mortgage Loans.”

(4)
“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions

Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in April 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the applicable Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates, the Record Date for the first Distribution Date will be the Closing Date and for any Distribution Date thereafter will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or, in the case of any certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentation and surrender of the certificates at the corporate trust office of the trustee.

On each Distribution Date, the trustee will withdraw all prepayment charges in the Distribution Account and then distribute them to the Class C-P Certificates.

The “Interest Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) all scheduled interest on the Mortgage Loans due on the related Due Date that are received on or prior to the related Determination Date, less the related Master Servicing Fees and any payments made in respect of premiums on lender paid insurance mortgage loans,

(2) all interest on prepayments on the Mortgage Loans, other than Prepayment Interest Excess,

(3) all Advances relating to interest in respect of the Mortgage Loans,

(4) amounts paid by the master servicer in respect of Compensating Interest, and

(5) liquidation proceeds on the Mortgage Loans received during the related Prepayment Period (to the extent such liquidation proceeds relate to interest),

minus

(b) all non-recoverable Advances in respect of the Mortgage Loans relating to interest and certain expenses reimbursed since the prior Due Date, and

The “Principal Remittance Amount” for any Distribution Date is equal to:

(a) the sum, without duplication, of:

(1) the scheduled principal collected or advanced on the Mortgage Loans with respect to the related Due Date,

(2) prepayments on the Mortgage Loans collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a seller or purchased by the master servicer with respect to that Distribution Date,

(4) any Substitution Adjustment Amounts,

(5) all liquidation proceeds (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries received during the related Prepayment Period,

(6) on the first Distribution Date after the Funding Period, any amounts remaining in the Pre-funding Account,

minus

(b) all non-recoverable Advances relating to principal on the Mortgage Loans and certain expenses reimbursed since the prior Due Date.

“Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the master servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the cut-off date occurs), all amounts paid by the related borrower in respect of interest on such principal prepayment.

Interest

On each Distribution Date, the interest distributable with respect to the offered certificates is the interest which has accrued on the Class Certificate Balances thereof immediately prior to that Distribution Date at the then applicable related Pass-Through Rate during the applicable Accrual Period and in the case of any class of Senior Certificates, any related Interest Carry Forward Amount. For each class of Subordinated Certificates, any Interest Carry Forward Amount will be payable only from excess cashflow (if any) as and to the extent described in this free writing prospectus under “—Overcollateralization Provisions.”

The Pass-Through Rates for the LIBOR Certificates and the MTA Certificates are variable rates that may change from Distribution Date to Distribution Date. Additionally, the Pass-Through Rates for the LIBOR Certificates will be subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for each class of MTA Certificates and Subordinated Certificates will be subject to the related Net Rate Cap. If on any Distribution Date, the Pass-Through Rate for a class of MTA Certificates or Subordinated Certificates is based on the related Net Rate Cap, that class of certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “—Overcollateralization Provisions.”

Interest Entitlement. Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Accrual Period. Interest on the MTA Certificates and the Class A-R Certificates will be calculated on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, the Interest Funds for such Distribution Date are required to be distributed in the following order of priority, until such Interest Funds have been fully distributed:

(1) prior to the termination of the Swap Contracts, concurrently, to each Swap Account, the amount of the Swap Fee payable to the Swap Counterparty under the related Swap Contract with respect to such Distribution Date, pro rata, based on the Swap Fee for each Swap Contract;

(2) prior to the termination of the Swap Contracts, concurrently, to each Swap Account, interest on the related Swap Principal Amount at the related Swap Rate for that Distribution Date, pro rata based on their respective entitlements;

(3) concurrently, to each class of MTA Certificates, Current Interest and Interest Carry Forward Amounts, pro rata, based on their respective entitlements, provided, however, that if a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is due to the Swap Counterparty pursuant to the terms of a Swap Contract, then any amounts of Current Interest and Interest Carry Forward Amount that would be distributed to the related class of MTA Certificates will instead be distributed, up to the amount of such Swap Termination Payment, to the related Swap Account;

(4) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Current Interest for each such class and such Distribution Date; and

(5) as part of Excess Cashflow described under “—Overcollateralization Provisions” below.

Pass-Through Rates. The classes of certificates will have the respective pass through rates described below (each, a “Pass-Through Rate”).

LIBOR Certificates.

The Pass-Through Rate with respect to each Accrual Period and each class of Swap Certificates will be a per annum rate equal to One-Month LIBOR for such Accrual Period (calculated as described above under “—Determination of LIBOR”) plus the Pass-Through Margin for such class and Accrual Period.

The Pass-Through Rate with respect to each Accrual Period and each class of Subordinated Certificates will be a per annum rate equal to the lesser of:

(1) One-Month LIBOR for such Accrual Period (calculated as described above under “—Determination of LIBOR”) plus the Pass-Through Margin for such class and Accrual Period, and

(2) the related Net Rate Cap for such Distribution Date.

The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

Class of Certificates	Pass-Through Margin
	(1)	(2)
Class A-1-A (3)	0.180%	0.360%
Class A-1-B (3)	0.140%	0.280%
Class A-2-A (3)	0.210%	0.420%
Class A-3 (3)	0.300%	0.600%
Class M-1	0.450%	0.675%
Class M-2	0.500%	0.750%
Class M-3	0.850%	1.275%
Class M-4	1.170%	1.755%
Class M-5	1.350%	2.025%
Class M-6	1.500%	2.250%
Class M-7	1.000%	1.500%
Class M-8	1.000%	1.500%
Class M-9	1.000%	1.500%
__________

(1)	For the Accrual Period related to any Distribution Date occurring on or prior to the Optional Termination Date.
(2)	For the Accrual Period related to any Distribution Date occurring after the Optional Termination Date.
(3)
Upon the termination of the Swap Contract related to a class of Swap Certificates, the Pass-Through Rate for that class of certificates will change to the applicable Pass-Through Rate specified under “—MTA Certificates” below.

MTA Certificates.

The Pass-Through Rate with respect to each Accrual Period and each class of MTA Certificates will be a per annum rate equal to the lesser of:

(1) One-Year MTA for such Accrual Period (calculated as described below under “—Calculation of MTA”) plus the Pass-Through Margin for such class and Accrual Period, and

(2) the related Net Rate Cap for such Distribution Date.

The “Pass-Through Margin” for each class of MTA Certificates is as follows:

Class of Certificates	Pass-Through Margin
Class A-1-A	0.750%
Class A-1-B	0.710%
Class A-2-A	0.790%
Class A-2-B	0.780%
Class A-3	0.890%

Class A-R Certificates

The Pass-Through Rate for the Class A-R Certificates for the Accrual Period for any Distribution Date will be a per annum rate equal to the Weighted Average Adjusted Net Mortgage Rate of the Mortgage Loans. The Pass-Through Rate for the Class A-R Certificates for the Accrual Period related to the first Distribution Date is expected to be approximately 7.42280% per annum.

Class C-P Certificates.

The Class C-P Certificates do not have a Pass-Through Rate.

Definitions Related to Interest Calculations

The “Accrual Period” for any Distribution Date for (x) each class of LIBOR Certificates will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on the day immediately prior to that Distribution Date and (y) each class of MTA Certificates and the Class A-R Certificates will be the calendar month preceding the month of that Distribution Date.

“Adjusted Net Mortgage Rate,” with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date related to that Distribution Date minus the Expense Fee Rate.

“Available Funds” for any Distribution Date is equal to the sum of (a) Interest Remittance Amount for that Distribution Date and (b) the Principal Remittance Amount for that Distribution Date.

“Current Interest,” with respect to each class of offered certificates and each Distribution Date, is the excess, if any, of (x) the interest accrued at the applicable Pass-Through Rate for the applicable Accrual Period on the Class Certificate Balance of such class immediately prior to such Distribution Date over (y) the Net Deferred Interest, if any, allocated to that class for such Distribution Date.

“Interest Carry Forward Amount,” with respect to each class of offered certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates, over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

The “Interest Funds” for any Distribution Date are equal to

•	the Interest Remittance Amount for that Distribution Date, plus

•	the lesser of the aggregate Deferred Interest that accrued on the Mortgage Loans for the related Due Period and the Principal Prepayment Amount for the Distribution Date, minus

•	the Trustee Fee for such Distribution Date.

The “Net Rate Cap” for each Distribution Date and the MTA Certificates and each Swap Contract is the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), and

The “Net Rate Cap” for each Distribution Date and the Subordinated Certificates is the product of:

(a)
the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date), and

(b)	a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period.

The “Net Rate Carryover” for each class of Subordinated Certificates and MTA Certificates on any Distribution Date is equal to the sum of:

(a) the excess, if any, of:

(i) the amount of interest that such class would have accrued for such Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the related Net Rate Cap, over

(ii) the amount of interest such class accrued on such Distribution Date based on the related Net Rate Cap, and

(b) the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the related Net Rate Cap).

“Weighted Average Adjusted Net Mortgage Rate,”  for any Distribution Date is the weighted average of the Adjusted Net Mortgage Rate of each Mortgage Loan, weighted on the basis of its Stated Principal Balance as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

Allocation of Net Deferred Interest

On each Distribution Date, Net Deferred Interest will be allocated among the classes of offered certificates in an amount equal to the excess, if any, for each such class of:

•	the amount of interest that accrued on such class of certificates at its respective Pass-Through Rate during the related Accrual Period related to that Distribution Date, over

•	the amount of current interest that would have accrued had the Pass-Through Rate for that class of certificates equaled the related Adjusted Cap Rate for that Distribution Date.

Any Net Deferred Interest allocated to a class of certificates will be added to the Class Certificate Balance of that class of certificates; provided that the Net Deferred Interest allocable to a class of Swap Certificates will not be added to the Class Certificate Balance thereof. On any Distribution Date prior to the termination of the Swap Contracts, the aggregate amount of Net Deferred Interest that would have been added to the Class Certificate Balance of a class of Swap Certificates in the absence of the related Swap Contract, as reduced by any prior distributions of principal and Excess Cashflow on such aggregate amount as described under “Principal—Distributions of Principal” and “—Overcollateralization Provisions” below, is referred to as the “Class A-1-A Swap Principal Amount”, “Class A-1-B Swap Principal Amount”, “Class A-2-A Swap Principal Amount” or “Class A-3 Swap Principal Amount” as applicable, or as the related “Swap Principal Amount.” For purposes of determining the amount of Net Deferred Interest to be allocated to a class of Swap Certificates, the Pass-Through Rate applicable to that class of Swap Certificates will be the Pass-Through Rate that applies when the related Swap Contract has been terminated.

The “Adjusted Cap Rate” for any Distribution Date and a class of Subordinated Certificates will equal the excess of

•	the related Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

(1) the numerator of which is equal to the product of (a) a fraction, the numerator of which is 360 and the denominator of which is the actual number of days in the related Accrual Period, and (b) the amount of Net Deferred Interest for the Mortgage Loans for that Distribution Date, and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

The “Adjusted Cap Rate” for any Distribution Date and a class of MTA Certificates will equal the excess of

•	the related Net Rate Cap for that Distribution Date, over

•	a fraction, expressed as a percentage,

(1) the numerator of which is equal to the product of (a) 12, and (b) the amount of Net Deferred Interest for the Mortgage Loans for that Distribution Date, and (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).

With respect to each Mortgage Loan and each related Due Period, “Deferred Interest” will be the excess, if any, of:

•	the amount of interest accrued on such Mortgage Loan from the Due Date in the preceding Due Period to the Due Date in the related Due Period, over

•	the monthly payment due for such Due Period.

Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.

With respect to each Distribution Date, the “Net Deferred Interest” is equal to the excess, if any, of:

•	the Deferred Interest that accrued on the Mortgage Loans as described above, over

•	the Principal Prepayment Amount for that Distribution Date.

For any Distribution Date, the “Principal Prepayment Amount” is equal to the sum of:

•	all partial and full principal prepayments by borrowers on the Mortgage Loans received during the related Prepayment Period, and

•	any Subsequent Recoveries on the Mortgage Loans received during the related Due Period.

Principal

Distributions of Principal. On each Distribution Date, the Principal Distribution Amount for such Distribution Date is required to be distributed as follows (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):

(1) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect:

(A) sequentially:

(a) to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero;

(b) concurrently and on a pro rata basis based on (1) the aggregate Swap Principal Amount for such Distribution Date and (2) the aggregate Class Certificate Balance of the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, as follows:

(i) concurrently, to each Swap Account, pro rata, based on the related Swap Principal Amount, an amount up to the related Swap Principal Amount; and

(ii) concurrently, to the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero; and

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(a) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and

(b) any remainder as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

(2) For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, sequentially:

(A) from the Principal Distribution Amount, in an amount up to the Senior Principal Distribution Target Amount concurrently and on a pro rata basis based on (1) the aggregate Swap Principal Amount for such Distribution Date and (2) the aggregate Class Certificate Balance of the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, as follows:

(a)  concurrently, to each Swap Account, pro rata, based on the related Swap Principal Amount, an amount up to the related Swap Principal Amount; and

(b) concurrently, to the Class A-1-A, Class A-1-B, Class A-2-A, Class A-2-B and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;

(B) from the remaining Principal Distribution Amount, in the following order of priority:

(a) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, the Subordinated Class Principal Distribution Target Amount for each such class, in each case until its Class Certificate Balance is reduced to zero; and

(b) any remainder as part of Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Definitions Related to Principal Distributions.

A “Cumulative Loss Trigger Event” with respect to a Distribution Date on or after the Stepdown Date occurs if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the cut-off date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the cut-off date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for such Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage

April 2009 - March 2010	0.20% with respect to April 2009, plus an additional 1/12th of 0.30% for each month thereafter through March 2010
April 2010 - March 2011	0.50% with respect to April 2010, plus an additional 1/12th of 0.40% for each month thereafter through March 2011
April 2011 - March 2012	0.90% with respect to April 2011, plus an additional 1/12th of 0.40% for each month thereafter through March 2012
April 2012 - March 2013	1.30% with respect to April 2012, plus an additional 1/12th of 0.50% for each month thereafter through March 2013
April 2013 - March 2014	1.80% with respect to April 2013, plus an additional 1/12th of 0.20% for each month thereafter through March 2014
April 2014 and thereafter	2.00%

“Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.

A “Delinquency Trigger Event” with respect to any Distribution Date on or after the Stepdown Date exists if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of (x) the Senior Enhancement Percentage for such Distribution Date and (y) the applicable percentage listed below for the most senior class of outstanding Certificates:

Class	Percentage (1)	Percentage (2)
Senior Certificates	24.00%	30.25%
M-1	31.25%	39.50%
M-2	42.00%	53.00%
M-3	46.75%	59.00%
M-4	61.25%	77.25%
M-5	72.00%	90.75%
M-6	83.00%	104.50%
M-7	110.00%	138.75%
M-8	135.00%	170.00%
M-9	186.00%	234.50%
_________
(1)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2010 and prior to the Distribution Date occurring in April 2013.
(2)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2013.

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (1) the Overcollateralization Deficiency Amount and (2) the Excess Cashflow available for payment thereof in the priority set forth in this free writing prospectus.

The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinated Certificates will approximately equal the respective percentages indicated in the following table:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage (1)	Stepdown Target Subordination Percentage (2)
Class M-1	8.600%	21.500%	17.200%
Class M-2	6.400%	16.000%	12.800%
Class M-3	5.750%	14.375%	11.500%
Class M-4	4.400%	11.000%	8.800%
Class M-5	3.750%	9.375%	7.500%
Class M-6	3.250%	8.125%	6.500%
Class M-7	2.450%	6.125%	4.900%
Class M-8	2.000%	5.000%	4.000%
Class M-9	1.450%	3.625%	2.900%
_________
(1)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2010 and prior to the Distribution Date occurring in April 2013.
(2)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2013.

The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the sum of the aggregate Stated Principal Balance of the Initial Mortgage Loans as of the initial cut-off date and any Pre-funded Amount.

“OC Floor” means an amount equal to 0.50% of the sum of the Initial Cut-off Date Pool Principal Balance and any amount in the Pre-Funding Account as of the closing date.

“Overcollateralization Deficiency Amount,” with respect to any Distribution Date equals the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on such Distribution Date (after giving effect to distributions in respect of the Principal Remittance Amount on such Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” means with respect to any Distribution Date (a) initial prior to the Stepdown Date, an amount equal to 1.450% of the sum of the aggregate Stated Principal Balance of the Initial Mortgage Loans as of the initial cut-off date and any Pre-funded Amount and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date prior to the Distribution Date in April 2013, an amount equal to 3.625 % of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Distribution Date in April 2013, an amount equal to 2.900% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the Pool Principal Balance as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period) and any Pre-funded Amount exceeds (y) the sum of (i) the aggregate Class Certificate Balance of the offered certificates and (ii) the aggregate Swap Principal Amount, if any (in each case, after giving effect to distributions of the Principal Remittance Amount to be made on such Distribution Date).

The “Pool Principal Balance” equals the aggregate Stated Principal Balance of the Mortgage Loans.

“Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from March 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.

“Principal Distribution Amount” with respect to each Distribution Date is the sum of:

(1) the Principal Remittance Amount for such Distribution Date, less an amount equal to the Deferred Interest that accrued on the Mortgage Loans for the related Due Period up to the Principal Prepayment Amount for the related Prepayment Period, and

(2) the Extra Principal Distribution Amount for such Distribution Date.

minus

(3) the Overcollateralization Reduction Amount for the Distribution Date.

A “Realized Loss” with respect to a Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.

The “Rolling Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is the average of the Sixty-Day Delinquency Rates for such Distribution Date and the two immediately preceding Distribution Dates.

The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:

(1) the numerator of which is the excess of:

(a) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and any Pre-funded Amount over

(b) (i) before the Class Certificate Balances of the Senior Certificates and the Swap Principal Amounts, if any, have been reduced to zero, the sum of (1) the Class Certificate Balances of the Senior Certificates and (2) the aggregate Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, or (ii) after such time, the Class Certificate Balance of the most senior class of Subordinated Certificates outstanding immediately prior to such Distribution Date, and

(2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and any Pre-funded Amount.

“Senior Principal Distribution Target Amount” for any Distribution Date, will equal the excess of:

(1) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the aggregate Swap Principal Amount, if any, in each case, immediately prior to such Distribution Date, over

(2) the lesser of (A) the product of (i) (x) approximately 71.875% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in April 2013 or (y) approximately 77.500 % on any Distribution Date on or after the Stepdown Date and on or after the Distribution Date in April 2013 and (ii) of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor.

The “Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date, is a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding such Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for such Distribution Date of the Mortgage Loans as of the related Due Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the related Prepayment Period).

“Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to:

•	the payment of principal due on the Due Date and irrespective of any delinquency in payment by the related borrower;

•	liquidation proceeds received through the end of the prior calendar month and allocable to principal;

•	prepayments of principal received through the last day of the related Prepayment Period;

•	any Deferred Interest added to the principal balance of that Mortgage Loan on or prior to such Due Date pursuant to the terms of the related mortgage note; and

•	any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan.

The Stated Principal Balance of a Liquidated Mortgage Loan is zero.

“Stepdown Date” is the earlier to occur of:

(1) the Distribution Date immediately following the Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates and the aggregate Swap Principal Amount, if any, are reduced to zero, and

(2) the later of (x) the Distribution Date in April 2010 and (y) the first Distribution Date on which the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the aggregate Swap Principal Amount, if any is less than or equal to (a) prior to the Distribution Date in April 2013, approximately 71.875% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) on or after the Distribution Date in April 2013, approximately 77.500% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments in the related Prepayment Period).

“Subordinated Class Principal Distribution Target Amount” for any class of Subordinated Certificates and Distribution Date will equal the excess of:

(1) the sum of (a) the sum of (i) the aggregate Class Certificate Balance of the Senior Certificates and (ii) the aggregate Swap Principal Amount, if any (in each case, after taking into account the distribution of the Senior Principal Distribution Target Amount for such Distribution Date), (b) the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account distribution of the Subordinated Class Principal Distribution Target Amount(s) for such more senior class(es) of certificates for such Distribution Date), and (c) the Class Certificate Balance of the subject class of Subordinated Certificates immediately prior to such Distribution Date over

(2) the lesser of (a) the product of (x) 100% minus the Stepdown Target Subordination Percentage for the subject class of Subordinated Certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) and (b) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool for such Distribution Date (after giving effect to principal prepayments in the related Prepayment Period) minus the OC Floor;

provided, however, that if such class of Subordinated Certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.

“Subsequent Recoveries” are unexpected recoveries received after the determination by the Master Servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the Master Servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.

A “Trigger Event” with respect to a Distribution Date on or after the Stepdown Date consists of either a Delinquency Trigger Event with respect to that Distribution Date or a Cumulative Loss Trigger Event with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of offered certificates or any Swap Principal Amount (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class or amount remaining unpaid from prior Distribution Dates minus (y) any increase in the Class Certificate Balance of that class or that Swap Principal Amount due to the allocation of Subsequent Recoveries.

The Swap Contracts

Countrywide Home Loans has entered into four interest rate swap transactions with Deutsche Bank AG, New York Branch (the “Swap Counterparty”), as evidenced by a confirmations between Countrywide Home Loans and the Swap Counterparty referred to as the “Class A-1-A Swap Contract”, “Class A-1-B Swap Contract”, “Class A-2-A Swap Contract” and the “Class A-3 Swap Contract” , as applicable, or collectively as the “Swap Contracts”. Each class of Swap Certificates is related to the Swap Contract with the same alpha-numeric designation. The Swap Contracts are subject to certain ISDA definitions. On the closing date, Countrywide Home Loans will assign its rights under the Swap Contracts to The Bank of New York, as swap contract administrator (in such capacity, the “Swap Contract Administrator”), and Countrywide Home Loans, the Swap Contract Administrator and the trustee (acting as trustee of the swap trust) will enter into a swap contract administration agreement (the “Swap Contract Administration Agreement”) pursuant to which the Swap Contract Administrator will distribute any payments received under the Swap Contracts to the trustee (acting as trustee of the swap trust) as described below and pursuant to which the Swap Contract Administrator will remit to the Swap Counterparty any funds received from the trustee (acting as trustee of the swap trust) for payment to the Swap Counterparty. Concurrently with the assignment of the Swap Contracts, the Swap Contract Administrator and the Swap Counterparty will enter into a 1992 ISDA Master Agreement (Multicurrency - Cross Border), Schedule (the “Schedule”) and Credit Support Annex (the “Credit Support Annex”) thereto (collectively, the “ISDA Master Agreement”).

On each Distribution Date on or prior to the earlier of (i) May 2047 and (ii) the Distribution Date upon which the Class Certificate Balance of a related class of Swap Certificates has been reduced to zero (such earlier date, the “Swap Contract Termination Date”), the amount payable by the Swap Contract Administrator to the Swap Counterparty under the related Swap Contract will equal the sum of:

(1)  the related Swap Fee for such Distribution Date;

(2)  the related Swap Shortfall Amount for such Distribution Date; and

(3)  the sum of (i) distributions of principal and Excess Cashflow in respect of the related Swap Principal Amount and (ii) interest on the related Swap Principal Amount at the related swap rate for such Distribution Date.

In addition, on the business day preceding each Distribution Date on or prior to the related Swap Contract Termination Date, the Swap Counterparty will be obligated to pay to the Swap Contract Administrator under a Swap Contract the product of:

(1)  LIBOR for such Accrual Period plus the Pass-Through Margin for the related class of Swap Certificates for such Distribution Date listed under “—Interest—LIBOR Certificates”;

(2)  a notional amount equal to the Class Certificate Balance of the related class of Swap Certificates immediately prior to the related Distribution Date; and

(3)  the actual number of days in the related Accrual Period divided by 360.

The “Swap Fee” payable to the Swap Counterparty in respect of a Swap Contract on each Distribution Date prior to the related Swap Contract Termination Date is an amount equal to (i) the product of (a) the related Swap Rate for such Swap Contract, (b) the Class Certificate Balance of the related class of Swap Certificates immediately prior to such Distribution Date and (c) the number of days in the related Accrual Period divided by 360 (calculated on the basis of a 360 day year consisting of twelve 30-day months), minus (ii) any Net Deferred Interest allocated to the related class of Swap Certificates on such Distribution Date.

For an Accrual Period related any Distribution Date, the “Swap Rate” for each Swap Contract will be equal to the lesser of (i) One-Year MTA plus the Pass-Through Margin for the related class of certificates and (ii) the Net Rate Cap for the related class of certificates as if they were MTA Certificates. The related Pass-Through Margins are listed under “—Interest—MTA Certificates.”

On any Distribution Date, the “Swap Shortfall Amount” for any Swap Contract is an amount equal to the sum of (i) the excess, if any, of (a) the related Swap Fee for the Accrual Period related to that Distribution Date calculated without regard to the related Net Rate Cap over (b) the Swap Fee accrued related to such Distribution Date based on the Net Rate Cap and (ii) the unpaid portion of any such excess from previous Distribution Dates (and interest accrued thereon at the related Swap Rate for that Swap Contract without giving effect to the related Net Rate Cap).

With respect to any Distribution Date and any Swap Contract, the Swap Contract Administrator or the Swap Counterparty, as the case may be, will only be required to make a “Net Swap Payment” to the other party that is equal to the excess of the payment that it is obligated to make to the other party with respect to that Swap Contract as described above over the payment that it is entitled to receive from that other party with respect to that Swap Contract as described above. Any Net Swap Payment owed by the Swap Counterparty with respect to any Distribution Date will be payable on the business day preceding such Distribution Date, while any Net Swap Payment owed to the Swap Counterparty with respect to any Distribution Date will be payable on such Distribution Date.

In the event that a Net Swap Payment is payable from the Swap Counterparty with respect to any Distribution Date, the Swap Contract Administrator will remit an amount equal to such Net Swap Payment to the Trustee on behalf of the swap trust for deposit into the related Swap Account.

In the event that a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will deposit (i) Interest Funds otherwise distributable to the related class of MTA Certificates in the absence of such Swap Termination Payment as described under clause (3) under “—Interest” above, in an amount up to the amount of such Swap Termination Payment and (ii) distributions of Net Rate Carryover otherwise distributable to the related class of MTA Certificates in an amount up to the amount of such Swap Termination Payment remaining after the deposit in clause (i) into the related Swap Account.

In the event that a Swap Termination Payment due to a Swap Counterparty Trigger Event is payable to the Swap Counterparty with respect to any Distribution Date, the trustee will remit the amount of such Swap Termination Payment from Excess Cashflow as described under clause (5) under “—Overcollateralization Provisions” below to the related Swap Account.

Following the distributions of Interest Funds as described under “—Interest” above, distributions of principal as described under “—Principal—Distributions of Principal” above and distributions of Excess Cashflow as described under “—Overcollateralization Provisions” below, the trustee, acting on behalf of the swap trust, will distribute all amounts on deposit in the related Swap Account in the following amounts and order of priority:

(i)  to the Swap Contract Administrator for payment to the Swap Counterparty, any Net Swap Payment payable to the Swap Counterparty under the related Swap Contract with respect to such Distribution Date;

(ii)  to the Swap Contract Administrator for payment to the Swap Counterparty, any Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) payable to the Swap Counterparty under the related Swap Contract with respect to such Distribution Date;

(iii)  to the related class of Swap Certificates, an amount equal to the product of (i) the Pass-Through Rate for the related class of Swap Certificates for such Distribution Date, (ii) the Class Certificate Balance of that class of Swap Certificates immediately prior to such Distribution Date and (iii) the actual number of days in the related Accrual Period divided by 360 (the “Uncapped Pass-Through Amount”); and

(iv) to the Swap Contract Administrator for payment to the Swap Counterparty, only to the extent necessary to cover any Swap Termination Payment due to a Swap Counterparty Trigger Event payable to the Swap Counterparty under the related Swap Contract with respect to such Distribution Date.

In the event that a Swap Contract is terminated, Countrywide Home Loans will be required to assist the Swap Contract Administrator in procuring a replacement swap contract with terms approximating those of that Swap Contract. In the event that a Swap Termination Payment was payable by the Swap Counterparty in connection with the termination of the Swap Contract, that Swap Termination Payment will be used to pay any upfront amount in connection with the replacement swap contract, and any remaining portion of that Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates. In the event that the swap counterparty in respect of a replacement swap contract pays any upfront amount to the Swap Contract Administrator in connection with entering into the replacement swap contract, that upfront amount will be included in Interest Funds and the Principal Distribution Amount for the following Distribution Date, as described in the pooling and servicing agreement, to the extent that a Swap Termination Payment is payable to the Swap Counterparty in connection with the termination of that Swap Contract (or was previously paid to the Swap Counterparty and Interest Funds and Excess Cashflow for one or more preceding Distribution Dates were used to cover such Swap Termination Payment). Any upfront amount paid by a replacement swap counterparty that is not remitted by the Swap Contract Administrator to the trustee to cover any Swap Termination Payment payable or previously paid to the Swap Counterparty in respect of that Swap Contract for the following Distribution Date will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates. In the event that a Swap Contract is terminated and no replacement swap contract can be procured on terms approximating those of that Swap Contract, any Swap Termination Payment payable by the Swap Counterparty will be retained by the Swap Contract Administrator and remitted to the Trustee on behalf of the swap trust on subsequent Distribution Dates up to and including the related Swap Contract Termination Date to pay to the related class of Swap Certificates the related Uncapped Pass-Through Amount. Following a Swap Contract Termination Date, any remaining Swap Termination Payment will be distributed to Countrywide Home Loans and will not be available for distribution on any class of certificates.

A “Swap Termination Payment” is a termination payment required to be made by either the Swap Contract Administrator or the Swap Counterparty pursuant to the related Swap Contract as a result of an early termination of that Swap Contract, as calculated pursuant to the early termination payment provisions of the ISDA Master Agreement.

Each Swap Contract will be subject to early termination by the Swap Contract Administrator if at any time an “event of default” under the ISDA Master Agreement occurs and is continuing with respect to the Swap Counterparty (or any related guarantor, if applicable), in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to the Swap Counterparty (or any related guarantor, if applicable) include the following:

•	a failure to make a payment due under the Swap Contract, if such failure is not remedied on or before the first business day after notice of such failure is received,

•
a failure to comply with or perform any non-payment agreement or obligation to be complied with or performed in accordance with the ISDA Master Agreement, if such failure is not remedied on or before the thirtieth day after notice of such failure is received,

•
if the credit rating of the Swap Counterparty’s unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below the Required Ratings Threshold for 30 or more business days, a failure to post any collateral required if such failure is not remedied on or before the third business day after notice of such failure is received and certain other events involving the termination or repudiation of the Credit Support Annex prior to the satisfaction of all obligations under the Swap Contract,

•	a breach of certain representations of the Swap Counterparty in the ISDA Master Agreement,

•
(i) the occurrence or existence of a default, event of default or other similar condition or event in respect of the Swap Counterparty under one or more agreements or instruments relating to indebtedness in an aggregate amount of not less 3% of the shareholders’ equity of the Swap Counterparty which has resulted in the acceleration or potential acceleration of such indebtedness or (ii) a default by the Swap Counterparty under such agreement or instrument in making one or more payments on the due date thereof in an aggregate amount of not less than 3% of the shareholders’ equity of the Swap Counterparty (after giving effect to any applicable notice requirement or grace period),

•	certain insolvency or bankruptcy events, and

•	a merger by the Swap Counterparty without an assumption of its obligations under the Swap Contract and the ISDA Master Agreement.

Each Swap Contract will be subject to early termination by the Swap Counterparty if at any time an “event of default” under the ISDA Master Agreement occurs and is continuing with respect to the Swap Contract Administrator, in each case in accordance with the provisions of the ISDA Master Agreement. Events of default with respect to the Swap Contract Administrator include the following:

•	a failure by to make a payment due under the Swap Contract, if such failure is not remedied on or before the first business day after notice of such failure is received,

•
if the Swap Counterparty is required to post collateral under the ISDA Master Agreement because the credit rating on its unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below the Approved Ratings Threshold or the Required Ratings Threshold, a failure by the Swap Contract Administrator to return any collateral required to be returned under the Credit Support Annex if such failure is not remedied on or before the second business day after notice of such failure is received,

•	certain insolvency or bankruptcy events, and

•	a merger by the Swap Contract Administrator without an assumption of its obligations under the Swap Contract and the ISDA Master Agreement.

Each Swap Contract will also be subject to early termination by the Swap Counterparty or the Swap Contract Administrator (or, in some cases, by both parties) if at any time a “termination event” under the ISDA Master Agreement occurs and is continuing with respect to either party or both parties, in each case in accordance with the provisions of the ISDA Master Agreement. Termination events include the following:

•
illegality (which generally relates to changes in law causing it to become unlawful for either party (or any related guarantor, in the case of the Swap Counterparty) to perform its obligations under the Swap Contracts or guaranty, as applicable),

•
a tax event (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax), and

•
a tax event upon merger (which generally relates to either party receiving a payment under the Swap Contract from which an amount has been deducted or withheld for or on account of taxes or paying an additional amount on account of an indemnifiable tax, in each case, resulting from a merger).

Finally, each Swap Contract will also be subject to early termination by the party indicated below if at any time an “additional termination event” under the ISDA Master Agreement occurs and is continuing with respect to the other party, in each case in accordance with the provisions of the ISDA Master Agreement:

•
by the Swap Counterparty, in the event of an amendment to the pooling and servicing agreement that could reasonably be expected to have a material adverse effect on the Swap Counterparty without the prior written consent (such consent not to be unreasonably withheld) of the Swap Counterparty,

•
by the Swap Contract Administrator, in the event that the credit rating of the Swap Counterparty’s (or any related guarantor’s) unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below an initial threshold level established by Moody’s and S&P (the “Approved Ratings Threshold”) and the Swap Counterparty fails to post the required amount of collateral, or otherwise fails to comply with or perform any other obligation, under the Credit Support Annex,

•
by the Swap Contract Administrator, in the event that the credit rating of the Swap Counterparty’s (or any related guarantor’s) unsecured, long-term senior debt obligations (and its unsecured, short-term debt obligations, if available) falls below a second, lower threshold level established by Moody’s and S&P (the “Required Ratings Threshold”) for 30 or more business days and (i) at least one eligible replacement counterparty has made an offer to be the transferee of all of the Swap Counterparty’s rights and obligations under the Swap Contract and the ISDA Master Agreement and/or (ii) an eligible guarantor has made an offer to provide an unconditional and irrevocable guarantee of the Swap Counterparty’s present and future obligations under the Swap Contract and the ISDA Master Agreement, and

•
by the Swap Contract Administrator, in the event of a failure by the Swap Counterparty to deliver any information, report, certification or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of Regulation AB with respect to certain reporting obligations of the depositor with respect to the issuing entity, which continues unremedied for the time period provided in the ISDA Master Agreement, and the Swap Counterparty fails to transfer the Swap Contract at its sole cost and expense, in whole, but not in part, to a replacement counterparty that (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the depositor and the issuing entity, (ii) satisfies any rating thresholds set forth in the ISDA Master Agreement, and (iii) is approved by the depositor (which approval shall not be unreasonably withheld) and Moody’s or S&P, if applicable.

A “Swap Counterparty Trigger Event” means an event of default under the Swap Contract with respect to which the Swap Counterparty is the sole defaulting party or a termination event under the Swap Contract (other than illegality or a tax event) with respect to which the Swap Counterparty is the sole affected party.

The Swap Counterparty

Deutsche Bank Aktiengesellschaft (“Deutsche Bank” or the “Bank”) originated from the reunification of Norddeutsche Bank Aktiengesellschaft, Hamburg, Rheinisch-Westf’lische Bank Aktiengesellschaft, Duesseldorf and Süddeutsche Bank Aktiengesellschaft, Munich; pursuant to the Law on the Regional Scope of Credit Institutions, these had been disincorporated in 1952 from Deutsche Bank which was founded in 1870. The merger and the name were entered in the Commercial Register of the District Court Frankfurt am Main on 2 May 1957. Deutsche Bank is a banking institution and a stock corporation incorporated under the laws of Germany under registration number HRB 30 000. The Bank has its registered office in Frankfurt am Main, Germany. It maintains its head office at Taunusanlage 12, 60325 Frankfurt am Main and branch offices in Germany and abroad including in London, New York, Sydney, Tokyo and an Asia-Pacific Head Office in Singapore which serve as hubs for its operations in the respective regions.

The Bank is the parent company of a group consisting of banks, capital market companies, fund management companies, a real estate finance company, installment financing companies, research and consultancy companies and other domestic and foreign companies (the “Deutsche Bank Group”).

Deutsche Bank AG, New York Branch (the “Branch”) was established in 1978 and is licensed by the New York Superintendent of Banks. Its office is currently located at 60 Wall Street, New York, NY 10005-2858. The Branch is examined by the New York State Banking Department and is subject to the banking laws and regulations applicable to a foreign bank that operates a New York branch. The Branch is also examined by the Federal Reserve Bank of New York.

As of 30 September 2006, Deutsche Bank’s issued share capital amounted to Euro 1,334,735,508.48 consisting of 521,381,058 ordinary shares of no par value. The shares are fully paid up and in registered form. The shares are listed for trading and official quotation on all the German Stock Exchanges. They are also listed on the New York Stock Exchange. The Management Board has decided to pursue delisting on certain stock exchanges other than Germany and New York in order to benefit from the integration of financial markets. In respect of the stock exchanges Amsterdam, Brussels, London, Luxembourg, Paris, Vienna, Zurich and Tokyo, this decision has completely been implemented.

As of 30 September 2006, Deutsche Bank Group had total assets of EUR 1,096,546 million, total liabilities of EUR 1,065,496 million and total shareholders' equity of EUR 31,050 million on the basis of United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Deutsche Bank’s long-term senior debt has been assigned a rating of AA- (outlook positive) by Standard & Poor's, Aa3 (outlook stable) by Moody's Investors Services and AA- (outlook stable) by Fitch Ratings.

The significance percentage for each Swap Contract is less than [10]%. The “significance percentage” for each Swap Contract is the percentage that the significance estimate of each Swap Contract represents of the Class Certificate Balance of the related class of Swap Certificates. The “significance estimate” of each Swap Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the related Swap Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The certificates do not represent an obligation of the Swap Counterparty or the Swap Contract Administrator. The holders of the certificates are not parties to or beneficiaries under the Swap Contracts or the Swap Contract Administration Agreement and will not have any right to proceed directly against the Swap Counterparty in respect of its obligations under the Swap Contracts or against the Swap Contract Administrator in respect of its obligations under the Swap Contract Administration Agreement.

The Swap Contracts will be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Residual Certificates

The Class A-R Certificates will receive a distribution of $100 of principal and accrued interest at its Pass-Through Rate on the first Distribution Date, after which its Class Certificate Balance will equal zero. The Class A-R Certificates will remain outstanding for so long as the trust fund will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date the holders of the Class A-R Certificates will be entitled to receive certain additional distributions as provided in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for such distribution to the Class A-R Certificates.

Overcollateralization Provisions

Interest collections on the Mortgage Loans net of Deferred Interest are expected to be generated in excess of the amount of Swap Fees, interest payable to the holders of the applicable classes of certificates, interest on the Swap Principal Amounts and the fees and expenses payable by the issuing entity. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the Swap Principal Amounts and the classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amount of Interest Funds remaining on such Distribution Date after the distribution of interest to the holders of the offered certificates and after distributions to the Swap Accounts, (ii) the amount remaining on such Distribution Date after the distribution of the Principal Distribution Amount to the holders of the offered certificates for such Distribution Date and after distributions to the Swap Accounts and (iii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates and deposited in the Swap Accounts in the following order of priority, in each case to the extent of the remaining Excess Cashflow:

1. concurrently, to each Swap Account up to the related Swap Principal Amount and to the classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, payable as part of the Principal Distribution Amount as described under “—Principal” above;

2. to the classes of Senior Certificates and to the Swap Accounts in the following order:

•
concurrently, to the Class A-1-A and Class A-1-B Certificates and to the Class A-1-A Swap Account and Class A-1-B Swap Account, pro rata based on the Unpaid Realized Loss Amount for each class and each Swap Principal Amount, respectively, in an amount up to the Unpaid Realized Loss Amount allocated to such class and such amount, respectively;

•
concurrently, to the Class A-2-A and Class A-2-B Certificates and to the Class A-2-A Swap Account, pro rata based on the Unpaid Realized Loss Amount for each class and the Class A-2-A Swap Principal Amount, respectively, in an amount up to the Unpaid Realized Loss Amount allocated to such class and such amount, respectively; and

•
concurrently, to the Class A-3 Certificates and to the Class A-3 Swap Account, pro rata based on the Unpaid Realized Loss Amount for such class and the Class A-3 Swap Principal Amount, respectively, in an amount up to the Unpaid Realized Loss Amount allocated to such class and such amount, respectively;

3. sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates, in that order, in each case, first, in an amount up to any remaining Current Interest and Interest Carry Forward Amount for each such class and such Distribution Date and then in an amount up to the Unpaid Realized Loss Amount for such class;

4. concurrently, to each class of MTA Certificates and each Swap Account, as applicable, and each class of Subordinated Certificates, pro rata based on their respective Class Certificate Balances (or, in the case of the Swap Accounts, the Class Certificate Balance of the related class of Swap Certificates) to the extent needed to pay any unpaid Net Rate Carryover for each such class and any unpaid Swap Shortfall Amount for the related Swap Contract; and then any Excess Cashflow remaining will be distributed to each class of MTA Certificates and each Swap Account, as applicable, and each class of Subordinated Certificates with respect to which there remains any unpaid Net Rate Carryover, pro rata, based on the amount of such remaining unpaid Net Rate Carryover and remaining unpaid Swap Shortfall Amount, provided, however, that if a Swap Termination Payment (other than a Swap Termination Payment due to a Swap Counterparty Trigger Event) is due to the Swap Counterparty, then any amounts of unpaid Net Rate Carryover that would be distributed to the related class of MTA Certificates will instead be distributed, up to the amount of such Swap Termination Payment, to the related Swap Account;

5. concurrently, to each Swap Account, pro rata based on entitlement, up to the amount of any related unpaid Swap Termination Payment due to the Swap Counterparty as a result of a Swap Counterparty Trigger Event; and

6.  to fund distributions to the holders of the Class C-P and Class A-R Certificates in each case in the amounts specified in the pooling and servicing agreement.

Applied Realized Loss Amounts

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the Senior Certificates.

If on any Distribution Date, after giving effect to the distributions described above, the sum of (i) the aggregate Class Certificate Balance of the certificates and (ii) the aggregate Swap Principal Amount, if any, exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Class Certificate Balances of the classes of offered certificates and the Swap Principal Amounts, if any, in the following order:

•
first, sequentially to the Class M-9, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero,

•
second, concurrently, to the Class A-3 Certificates and the Class A-3 Swap Principal Amount, pro rata, based on Class Certificate Balance or amount, as applicable, until that Class Certificate Balance or amount, as applicable, is reduced to zero,

•
third, concurrently, to the Class A-2-A and Class A-2-B Certificates and the Class A-2-A Swap Principal Amount, pro rata, based on Class Certificate Balances or amount, as applicable, until each Class Certificate Balance or amount, as applicable, is reduced to zero, and

•
fourth, concurrently, to the Class A-1-A and Class A-1-B Certificates and the Class A-1-A Swap Principal Amount and Class A-1-B Swap Principal Amount, pro rata, based on Class Certificate Balances or amounts, as applicable, until each Class Certificate Balance or amount, as applicable, is reduced to zero.

Any such reduction described in the foregoing paragraph is an “Applied Realized Loss Amount.”

Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts, as described above, will accrue for the related class of certificates on the reduced Class Certificate Balance unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.

ANNEX A

INITIAL MORTGAGE LOANS

Loan Programs

Loan Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
One-Year MTA 40/30 Balloon	38	$14,680,146	2.09%	386,320	9.007	357	702	75.53	82.38
One-Month LIBOR	2	520,538	0.07	260,269	8.387	358	721	74.13	74.13
One-Year MTA	1,586	687,155,192	97.84	433,263	7.803	402	708	74.83	79.42
Total	1,626	$702,355,875	100.00%

Current Principal Balances(1)

Range of Current Mortgage Loan Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	6	$262,735	0.04%	43,789	7.312	438	700	67.39	72.67
50,000.01-100,000.00	32	2,567,628	0.37	80,238	7.928	378	694	74.48	80.53
100,000.01-150,000.00	95	11,807,894	1.68	124,294	8.003	383	710	74.22	77.84
150,000.01-200,000.00	166	29,476,159	4.20	177,567	8.123	390	709	76.42	79.71
200,000.01-250,000.00	167	37,686,822	5.37	225,670	8.161	398	708	76.32	80.07
250,000.01-300,000.00	160	43,948,561	6.26	274,679	7.955	395	708	76.07	79.98
300,000.01-350,000.00	168	54,624,570	7.78	325,146	8.255	402	704	76.81	81.01
350,000.01-400,000.00	158	59,416,732	8.46	376,055	8.096	399	706	77.67	81.56
400,000.01-450,000.00	118	50,070,652	7.13	424,328	8.062	397	702	76.67	82.63
450,000.01-500,000.00	100	47,359,670	6.74	473,597	8.065	404	710	77.48	82.81
500,000.01-550,000.00	93	48,742,842	6.94	524,117	7.884	408	699	78.14	83.92
550,000.01-600,000.00	59	34,023,465	4.84	576,669	8.034	394	701	78.25	82.46
600,000.01-650,000.00	70	44,092,474	6.28	629,892	7.545	408	709	76.40	81.86
650,000.01-700,000.00	48	32,009,467	4.56	666,864	7.972	406	707	75.84	83.36
700,000.01-750,000.00	26	18,899,152	2.69	726,890	7.618	428	717	74.65	80.09
750,000.01-1,000,000.00	83	72,929,599	10.38	878,670	6.868	404	713	69.58	74.58
1,000,000.01-1,500,000.00	53	62,979,954	8.97	1,188,301	7.200	398	713	71.10	74.90
1,500,000.01-2,000,000.00	12	20,268,547	2.89	1,689,046	8.297	416	716	72.03	76.25
Greater than 2,000,000.00	12	31,188,952	4.44	2,599,079	8.193	395	710	64.04	66.45
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the average current mortgage loan principal balance of the Initial Mortgage Loans was approximately $431,953.

Original Principal Balances

Range of Original Principal Balances ($)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50,000.00	5	$212,813	0.03%	42,563	8.500	429	709	73.26	79.78
50,000.01-100,000.00	37	3,019,892	0.43	81,619	7.840	377	705	71.42	76.57
100,000.01-150,000.00	95	12,006,154	1.71	126,381	8.021	385	710	74.27	77.96
150,000.01-200,000.00	167	29,884,346	4.25	178,948	8.138	390	708	75.93	79.19
200,000.01-250,000.00	165	37,431,353	5.33	226,857	8.144	396	709	76.70	80.48
250,000.01-300,000.00	164	45,302,667	6.45	276,236	7.978	395	708	76.27	80.02
300,000.01-350,000.00	166	54,278,238	7.73	326,977	8.252	402	703	77.01	81.43
350,000.01-400,000.00	165	62,489,843	8.90	378,726	8.124	398	706	77.32	81.27
400,000.01-450,000.00	115	49,321,790	7.02	428,885	8.062	397	700	76.83	82.55
450,000.01-500,000.00	98	46,798,725	6.66	477,538	8.028	405	710	77.62	83.52
500,000.01-550,000.00	86	45,236,919	6.44	526,011	7.932	410	698	78.11	83.39
550,000.01-600,000.00	64	37,092,471	5.28	579,570	7.967	393	702	78.04	82.54
600,000.01-650,000.00	83	52,748,438	7.51	635,523	7.715	409	706	77.01	83.42
650,000.01-700,000.00	32	21,671,642	3.09	677,239	7.725	403	716	74.17	80.42
700,000.01-750,000.00	29	21,258,962	3.03	733,068	7.683	424	714	73.92	79.49
750,000.01-1,000,000.00	90	81,224,033	11.56	902,489	7.004	404	711	70.02	75.93
1,000,000.01-1,500,000.00	47	59,975,385	8.54	1,276,072	7.105	404	718	70.45	72.93
1,500,000.01-2,000,000.00	7	13,229,951	1.88	1,889,993	8.570	410	707	72.90	75.82
Greater than 2,000,000.00	11	29,172,255	4.15	2,652,023	8.154	389	713	63.96	66.54
Total	1,626	$702,355,875	100.00%

State Distribution of Mortgaged Properties(1)

State	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Alabama	4	$418,654	0.06%	104,663	8.450	383	754	79.01	83.03
Arizona	73	20,158,836	2.87	276,148	8.154	391	704	76.78	80.48
Arkansas	1	195,595	0.03	195,595	7.875	358	738	94.44	94.44
California	796	416,981,391	59.37	523,846	7.899	408	708	73.53	78.72
Colorado	9	2,211,296	0.31	245,700	7.813	412	706	73.18	79.77
Connecticut	8	3,282,634	0.47	410,329	8.288	398	682	78.03	83.07
Delaware	3	1,215,610	0.17	405,203	7.949	423	724	75.23	81.20
District of Columbia	6	3,238,255	0.46	539,709	7.692	357	701	77.86	78.87
Florida	259	85,125,222	12.12	328,669	7.965	411	700	78.12	82.14
Georgia	11	5,579,845	0.79	507,259	6.010	358	717	72.28	78.01
Hawaii	13	10,797,379	1.54	830,568	8.172	409	722	72.48	74.40
Idaho	9	3,747,238	0.53	416,360	7.503	406	731	73.18	76.98
Illinois	18	5,202,109	0.74	289,006	8.092	364	682	82.16	85.70
Kansas	2	837,689	0.12	418,845	8.185	358	742	79.81	79.81
Kentucky	3	1,224,747	0.17	408,249	8.512	359	651	80.95	80.95
Louisiana	1	143,610	0.02	143,610	8.125	355	749	90.00	90.00
Maryland	29	10,680,783	1.52	368,303	7.865	357	700	76.24	80.88
Massachusetts	16	8,113,723	1.16	507,108	7.711	377	702	76.47	80.29
Michigan	34	10,759,542	1.53	316,457	3.602	368	724	71.87	75.31
Minnesota	12	3,047,869	0.43	253,989	8.343	358	723	77.90	85.85
Mississippi	2	383,784	0.05	191,892	8.221	358	703	87.29	87.29
Missouri	7	1,310,918	0.19	187,274	6.849	404	740	79.13	80.84
Montana	1	317,893	0.05	317,893	8.000	358	688	80.00	80.00
Nebraska	1	292,928	0.04	292,928	2.250	359	677	69.06	69.06
Nevada	63	19,748,945	2.81	313,475	8.313	395	712	80.02	83.93
New Hampshire	2	715,614	0.10	357,807	8.378	359	676	80.00	84.87
New Jersey	25	11,542,122	1.64	461,685	7.614	363	714	78.21	81.62
New Mexico	5	923,698	0.13	184,740	8.051	376	733	76.42	76.42
New York	15	13,152,147	1.87	876,810	8.246	379	715	67.00	69.71
North Carolina	8	1,906,420	0.27	238,303	8.323	424	696	78.36	83.99
North Dakota	1	82,471	0.01	82,471	7.875	359	668	80.00	80.00
Ohio	18	6,464,535	0.92	359,141	3.773	364	738	65.65	70.75
Oklahoma	3	321,973	0.05	107,324	8.648	358	739	80.72	86.64
Oregon	17	5,528,750	0.79	325,221	8.064	385	709	74.42	77.15
Pennsylvania	25	5,473,405	0.78	218,936	6.859	384	702	80.30	82.19
Rhode Island	3	875,764	0.12	291,921	8.782	357	691	81.02	82.94
South Carolina	7	2,301,329	0.33	328,761	8.482	406	764	78.78	81.80
South Dakota	2	795,911	0.11	397,956	5.888	359	748	82.98	82.98
Tennessee	3	491,020	0.07	163,673	7.911	408	755	80.00	90.00
Texas	15	3,139,309	0.45	209,287	6.740	373	709	79.30	83.73
Utah	13	3,277,805	0.47	252,139	8.609	386	726	82.26	84.66
Virginia	33	13,871,954	1.98	420,362	8.543	390	703	78.83	84.35
Washington	39	14,616,538	2.08	374,783	8.396	392	719	78.16	81.58
Wisconsin	9	1,215,524	0.17	135,058	8.244	358	684	75.15	78.32
Wyoming	2	643,090	0.09	321,545	8.500	479	719	70.00	83.91
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, no more than approximately 1.034% of the Initial Mortgage Loans were secured by mortgaged properties located in any one postal zip code area.

Original Loan-to-Value Ratios(1)(2)

Range of Original Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	55	$27,247,449	3.88%	495,408	6.962	384	730	38.62	40.89
50.01-55.00	22	6,469,560	0.92	294,071	7.090	383	721	52.69	52.69
55.01-60.00	31	18,970,343	2.70	611,947	6.806	393	728	57.87	60.16
60.01-65.00	67	32,012,237	4.56	477,795	7.553	415	721	63.27	66.39
65.01-70.00	198	99,696,454	14.19	503,517	7.438	407	712	69.01	73.79
70.01-75.00	204	106,372,471	15.15	521,434	7.533	401	709	74.19	79.17
75.01-80.00	896	366,288,471	52.15	408,804	8.095	401	703	79.62	85.19
80.01-85.00	17	4,502,613	0.64	264,860	8.439	390	693	84.48	84.48
85.01-90.00	84	25,136,613	3.58	299,245	8.575	400	711	89.37	89.37
90.01-95.00	52	15,659,663	2.23	301,147	8.325	389	703	94.78	94.94
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average original Loan-to-Value Ratio of the Initial Mortgage Loans was approximately 74.84%.
(2) Does not take into account any secondary financing on the Initial Mortgage Loans that may exist at the time of origination.

Combined Loan-to-Value Ratios(1)

Range of Combined Loan-to-Value Ratios (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.01-50.00	52	$26,009,358	3.70%	500,180	7.050	382	731	38.31	39.91
50.01-55.00	23	6,679,106	0.95	290,396	7.127	386	720	52.32	52.63
55.01-60.00	28	17,796,329	2.53	635,583	6.492	389	733	57.45	58.00
60.01-65.00	57	25,488,315	3.63	447,163	7.357	410	722	63.07	63.13
65.01-70.00	115	66,453,922	9.46	577,860	7.210	401	714	68.56	68.77
70.01-75.00	150	72,061,754	10.26	480,412	7.537	400	708	73.64	74.22
75.01-80.00	441	178,294,210	25.39	404,295	7.834	400	710	78.38	79.53
80.01-85.00	74	35,423,958	5.04	478,702	8.262	393	707	77.02	83.56
85.01-90.00	591	241,411,939	34.37	408,480	8.199	407	699	79.46	89.60
90.01-95.00	91	31,260,109	4.45	343,518	8.353	387	704	86.35	94.57
95.01-100.00	4	1,476,876	0.21	369,219	8.278	377	716	95.00	96.63
Total	1,626	$702,355,875	100.00%

__________________
(1) The Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien Initial Mortgage Loans secured by the related Mortgaged Properties. See the definition of “Combined Loan-to-Value Ratio” under the heading “Mortgage Pool” in this prospectus supplement.

Current Mortgage Rates(1)

Range of Current Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0.501-1.000	6	$2,130,607	0.30%	355,101	1.000	360	731	76.73	80.67
1.001-1.500	7	2,004,505	0.29	286,358	1.348	415	725	78.22	78.22
1.501-2.000	75	47,946,467	6.83	639,286	1.840	362	743	67.49	70.56
2.001-2.500	12	4,197,565	0.60	349,797	2.444	360	695	76.52	78.24
2.501-3.000	7	2,891,918	0.41	413,131	2.909	404	663	75.57	79.31
3.001-3.500	10	1,786,413	0.25	178,641	3.353	407	670	79.55	84.09
3.501-4.000	2	550,901	0.08	275,451	3.750	359	710	91.97	91.97
4.501-5.000	1	499,272	0.07	499,272	4.983	358	779	70.43	80.00
5.001-5.500	3	630,427	0.09	210,142	5.288	358	732	95.00	95.00
6.001-6.500	3	2,699,013	0.38	899,671	6.375	421	748	65.20	65.20
6.501-7.000	14	8,667,174	1.23	619,084	6.822	381	710	66.88	70.28
7.001-7.500	56	30,925,870	4.40	552,248	7.340	405	735	71.86	75.84
7.501-8.000	211	98,152,057	13.97	465,176	7.842	399	723	73.35	78.25
8.001-8.500	705	288,028,822	41.01	408,552	8.367	411	704	75.93	80.47
8.501-9.000	397	166,145,150	23.66	418,502	8.837	406	695	75.24	80.25
9.001-9.500	103	40,380,253	5.75	392,041	9.290	368	689	80.16	87.04
9.501-10.000	13	4,507,261	0.64	346,712	9.828	396	671	83.26	87.28
10.001-10.500	1	212,202	0.03	212,202	10.375	479	655	90.00	90.00
Total	1,626	$702,355,875	100.00%

__________________
(1) The current mortgage rates listed in the preceding table include lender paid mortgage insurance premiums. As of the initial cut-off date, the weighted average current mortgage rate of the Initial Mortgage Loans was approximately 7.829% per annum. As of the initial cut-off date, the weighted average current mortgage rate of the Initial Mortgage Loans net of the premium charged by the lender in connection with lender paid mortgage insurance was approximately 7.810% per annum.

Types of Mortgaged Properties

Property Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Single Family Residence	1,009	$437,125,667	62.24%	433,227	7.764	397	708	74.56	79.11
Planned Unit Development	285	140,711,119	20.03	493,723	7.770	410	705	74.59	79.53
Condominium	194	63,884,376	9.10	329,301	8.074	408	709	77.31	81.78
2-4 Family Residence	92	40,417,873	5.75	439,325	8.299	412	711	73.72	78.41
High-rise Condominium	43	19,005,194	2.71	441,981	7.878	396	719	77.27	81.77
Town House	2	912,771	0.13	456,385	8.500	414	673	78.98	91.73
Cooperative	1	298,875	0.04	298,875	8.250	358	740	61.22	61.22
Total	1,626	$702,355,875	100.00%

Purpose of Initial Mortgage Loans

Loan Purpose	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Refinance (cash-out)	758	$315,735,563	44.95%	416,538	7.877	399	705	72.76	75.89
Refinance (rate-term)	409	195,369,951	27.82	477,677	7.619	397	706	74.60	80.93
Purchase	459	191,250,361	27.23	416,667	7.962	408	714	78.51	83.91
Total	1,626	$702,355,875	100.00%

Occupancy Types(1)

Occupancy Type	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Primary Residence	1,257	$578,905,733	82.42%	460,546	7.742	400	707	75.02	79.74
Investment Property	253	79,006,970	11.25	312,281	8.405	410	714	72.02	76.26
Secondary Residence	116	44,443,172	6.33	383,131	7.926	405	713	77.53	81.74
Total	1,626	$702,355,875	100.00%

__________________
(1) Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

Remaining Term to Maturity (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
480	27	$10,982,975	1.56%	406,777	6.465	480	708	78.19	82.62
479	260	116,734,880	16.62	448,980	8.319	479	705	75.52	80.91
478	179	89,017,383	12.67	497,304	8.372	478	711	73.56	78.63
477	58	28,491,452	4.06	491,232	8.444	477	704	75.81	81.47
476	13	3,639,629	0.52	279,971	8.563	476	709	82.42	90.97
475	2	564,112	0.08	282,056	8.504	475	718	89.09	93.37
474	1	158,351	0.02	158,351	8.625	474	766	90.00	90.00
473	2	313,281	0.04	156,640	8.445	473	697	92.19	92.19
472	3	645,663	0.09	215,221	8.367	472	719	93.55	93.55
471	2	763,242	0.11	381,621	8.857	471	694	83.49	83.49
470	1	280,760	0.04	280,760	8.500	470	646	80.00	80.00
468	1	429,325	0.06	429,325	8.500	468	628	80.00	90.00
360	35	11,307,760	1.61	323,079	4.808	360	720	76.59	82.46
359	452	187,974,324	26.76	415,872	7.293	359	707	75.19	79.27
358	287	126,759,763	18.05	441,672	7.310	358	713	72.79	76.53
357	134	59,916,174	8.53	447,136	8.433	357	710	73.60	78.89
356	82	30,622,573	4.36	373,446	8.674	356	705	74.09	78.97
355	26	11,760,520	1.67	452,328	8.453	355	699	78.77	84.41
354	13	4,772,559	0.68	367,120	8.564	354	691	77.60	84.06
353	8	3,395,094	0.48	424,387	8.972	353	664	82.73	88.34
352	14	5,767,938	0.82	411,996	8.814	352	664	79.70	82.72
351	10	3,703,567	0.53	370,357	8.364	351	719	81.96	84.32
350	2	764,276	0.11	382,138	8.641	350	757	82.19	82.45
349	7	1,178,888	0.17	168,413	8.687	349	717	81.85	87.18
348	1	468,561	0.07	468,561	9.000	348	676	79.93	82.52
347	2	937,585	0.13	468,792	8.418	347	754	83.99	83.99
345	1	250,871	0.04	250,871	7.608	345	725	77.95	84.38
342	1	158,542	0.02	158,542	7.233	342	691	80.00	80.91
340	1	406,338	0.06	406,338	8.375	340	719	95.00	98.50
339	1	189,490	0.03	189,490	8.125	339	758	80.00	80.00
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average remaining term to maturity of the Initial Mortgage Loans was approximately 401 months.

Documentation Programs

Documentation Program	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
Reduced	1,146	$522,302,632	74.36%	455,761	7.783	407	710	74.55	79.46
Full/Alternative	175	59,919,863	8.53	342,399	7.488	386	705	76.68	80.34
Stated Income/Stated Asset	146	53,882,769	7.67	369,060	7.418	397	713	73.42	74.41
No Ratio	88	37,057,615	5.28	421,109	8.654	380	686	76.89	83.23
No Income/No Asset	71	29,192,996	4.16	411,169	9.060	359	696	76.19	82.56
Total	1,626	$702,355,875	100.00%

FICO Credit Scores(1)

Range of FICO Credit Scores	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
581-600	1	$328,659	0.05%	328,659	8.375	353	581	80.00	90.00
601-620	7	2,220,925	0.32	317,275	8.733	412	619	76.18	82.05
621-640	95	37,700,249	5.37	396,845	8.301	400	632	75.96	81.47
641-660	147	58,628,256	8.35	398,832	8.586	400	651	76.56	81.15
661-680	264	115,970,820	16.51	439,283	8.315	399	670	76.07	82.08
681-700	267	109,671,002	15.61	410,753	8.017	407	690	77.13	82.07
701-720	248	116,804,634	16.63	470,986	7.805	402	710	73.74	78.25
721-740	174	79,234,628	11.28	455,371	7.687	396	731	74.63	78.96
741-760	162	73,870,362	10.52	455,990	7.578	406	751	73.77	77.96
761-780	141	59,805,695	8.52	424,154	6.656	392	770	71.54	74.76
781-800	81	36,063,382	5.13	445,227	6.921	397	789	72.52	76.31
801-820	24	7,949,057	1.13	331,211	7.476	420	807	68.06	70.07
821-840	1	261,024	0.04	261,024	8.500	359	822	79.27	79.27
Unknown	14	3,847,182	0.55	274,799	6.903	408		79.07	79.07
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Initial Mortgage Loans was approximately 708.

Prepayment Charge Periods at Origination

Prepayment Charge Period (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
0	204	$112,462,544	16.01%	551,287	6.200	382	723	71.29	74.68
3	1	411,656	0.06	411,656	8.500	478	736	75.00	90.00
6	21	8,344,832	1.19	397,373	8.825	358	697	77.37	83.33
12	550	270,625,798	38.53	492,047	8.317	414	709	74.67	79.40
24	62	21,355,639	3.04	344,446	9.029	357	691	76.46	81.56
36	788	289,155,406	41.17	366,948	7.886	401	703	76.19	81.13
Total	1,626	$702,355,875	100.00%

Months to Next Adjustment Date(1)

Months to Next Adjustment Date	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1	1,556	$667,388,131	95.02%	428,913	8.118	403	707	75.05	79.70
2	66	33,519,896	4.77	507,877	2.312	360	729	70.83	75.19
3	4	1,447,849	0.21	361,962	2.295	360	778	69.85	73.09
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average months to the next Adjustment Date of the Initial Mortgage Loans was approximately 1 month.

Gross Margins(1)

Range of Gross Margins	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.001-2.000	10	$8,794,321	1.25%	879,432	6.633	400	723	63.41	65.31
2.001-3.000	239	116,762,283	16.62	488,545	7.554	396	727	72.85	77.51
3.001-4.000	1,228	521,384,854	74.23	424,581	7.814	405	706	74.89	79.41
4.001-5.000	142	53,135,903	7.57	374,197	8.726	369	688	80.08	86.46
5.001-6.000	7	2,278,514	0.32	325,502	8.921	407	681	87.17	87.17
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average gross margin of the Initial Mortgage Loans was approximately 3.449%.

Maximum Mortgage Rates(1)

Range of Maximum Mortgage Rates (%)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
9.001-10.000	1,459	$643,237,478	91.58%	440,876	7.749	404	708	74.65	79.33
10.001-11.000	51	18,984,192	2.70	372,239	8.032	392	733	78.01	80.33
11.001-12.000	114	39,569,746	5.63	347,103	9.050	363	689	76.43	81.44
12.001-13.000	2	564,459	0.08	282,230	6.397	359	644	75.84	81.67
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average maximum Mortgage Rate of the Initial Mortgage Loans was approximately 10.085% per annum.

Next Interest Adjustment Dates

Next Interest Adjustment Date	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
April 2007	1,556	$667,388,131	95.02%	428,913	8.118	403	707	75.05	79.70
May 2007	66	33,519,896	4.77	507,877	2.312	360	729	70.83	75.19
June 2007	4	1,447,849	0.21	361,962	2.295	360	778	69.85	73.09
Total	1,626	$702,355,875	100.00%

Initial Fixed Period

Initial Fixed Period	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1	1,502	$635,816,397	90.53%	423,313	8.304	405	705	75.58	80.40
3	124	66,539,478	9.47	536,609	3.286	360	731	67.74	70.68
Total	1,626	$702,355,875	100.00%

Minimum Mortgage Rates(1)

Range of Minimum Mortgage Rates	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
1.001-2.000	10	$8,794,321	1.25%	879,432	6.633	400	723	63.41	65.31
2.001-3.000	239	116,762,283	16.62	488,545	7.554	396	727	72.85	77.51
3.001-4.000	1,228	521,384,854	74.23	424,581	7.814	405	706	74.89	79.41
4.001-5.000	142	53,135,903	7.57	374,197	8.726	369	688	80.08	86.46
5.001-6.000	7	2,278,514	0.32	325,502	8.921	407	681	87.17	87.17
Total	1,626	$702,355,875	100.00%

__________________
(1) As of the initial cut-off date, the weighted average Minimum Mortgage Rate of the Initial Mortgage Loans was approximately 3.449% per annum.

Maximum Negative Amortization

Maximum Negative Amortization	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
110	291	$121,475,361	17.30%	417,441	8.052	361	699	74.98	80.65
115	1,335	580,880,514	82.70	435,116	7.782	409	710	74.81	79.23
Total	1,626	$702,355,875	100.00%

Initial Recast Period

Initial Recast Period (Months)	Number of Initial Mortgage Loans	Aggregate Principal Balance Outstanding	% of Initial Mortgage Loans	Average Principal Balance Outstanding ($)	Weighted Average Current Mortgage Rate (%)	Weighted Average Remaining Term to Maturity (Months)	Weighted Average FICO Credit Score	Weighted Average Original Loan-to-Value Ratio (%)	Weighted Average Combined Loan-to-Value Ratio (%)
60	752	$289,130,260	41.17%	384,482	7.999	386	708	76.02	80.72
120	874	413,225,615	58.83	472,798	7.709	412	708	74.01	78.60
Total	1,626	$702,355,875	100.00%

__________________
(1) At the end of this period and every fifth year thereafter, the monthly payment for a Mortgage Loan is adjusted so that it is sufficient to amortize fully the then unpaid principal balance of the Mortgage Loan over its remaining amortization term.